Exhibit 10.28

SERVICING AGREEMENT

Dated as of 31, 2008

between

KBS DEBT HOLDINGS II X, LLC

“Note A Holder”

and

CBRE REALTY FINANCE CDO 2007-1, LTD.

“Note B Holder”

and

BANK OF AMERICA, NATIONAL ASSOCIATION,

“Servicer and Special Servicer”

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-iii-

SCHEDULES AND EXHIBITS

Schedule I	Loan Schedule
Exhibit A	Form of Remittance Report
Exhibit B	Wiring Instructions

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RECITALS

THIS SERVICING AGREEMENT, dated as of December 31, 2008, by and among, KBS DEBT HOLDINGS II X, LLC, a Delaware limited liability company, having an address at 620 Newport Center Drive, Suite 1300, Newport Beach, CA 92660 (“KBS” and “Note A Holder”) and CBRE Realty Finance CDO 2007-1, LTD., having an address at 185 Asylum Street, Hartford, Connecticut 06103 as successor-in-interest to CBRE Realty Finance Holdings IV, LLC, which was successor-in-interest to Bank of America, National Association (“CBRE”, and “Note B Holder”, together with KBS, each a “Note Holder” and collectively, the “Note Holders”), and BANK OF AMERICA, NATIONAL ASSOCIATION, a national banking association, having an address at 900 West Trade Street, Suite 650, NC1-026-06-01, Charlotte, North Carolina 28255, in its capacity as servicer (“Servicer” and as Special Servicer “Special Servicer”).

A.    WHEREAS, pursuant to that certain Amended and Restated Deed of Trust, Security Agreement and Fixture Filing, dated as of March 30, 2007 (as modified or amended from time to time, the “Deed of Trust”), among 4370 La Jolla Village LLC, a Delaware limited liability company (“Borrower”), as grantor, PRLAP, Inc., a North Carolina corporation, as trustee, and Mortgage Electronic Registration Systems, Inc., a Delaware corporation, Initial Note A Holder originated the Mortgage Loan in the original principal amount of $104,800,000 to Borrower;

B.    WHEREAS, the Mortgage Loan is evidenced by (i) that certain Amended and Restated Promissory Note A Secured by Deed of Trust, dated as of March 30, 2007, in the original principal amount of $94,500,000 (“Note A”), and (ii) that certain Amended and Restated Promissory Note B Secured by Deed of Trust, dated as of March 30, 2007, in the original principal amount of $10,300,000 (“Note B” and collectively with Note A, the “Notes”), all as more particularly described in the Schedule I attached hereto;

C.    WHEREAS, pursuant to that certain Memorandum of Sale, dated as of September 8, 2007, among Bank of America, National Association, a national banking association (“Initial Note B Holder”) and CBRE Realty Finance Holders IV, LLC, a Delaware limited liability company (“CBRE RFH”), Initial Note B Holder sold, transferred and assigned to CBRE RFH all of Initial Note B Holder’s right, title and interest in and to Note B and CBRE RFH agreed to acquire and assume such right, title and interest in and to Note B. CBRE RFH transferred and assigned its interest in and to Note B, and said interest was acquired and assumed by Note B Holder;

D.    WHEREAS, pursuant to that certain Amended and Restated Intercreditor Agreement, dated as of December 31, 2008 (as modified or amended from time to time, the “Amended and Restated Intercreditor Agreement”), by and between Bank of America, National Association, a national banking association (“Initial Note A Holder”) and Note B Holder, Initial Note A Holder and Note B Holder entered into an agreement whereby the Note Holders set forth their rights and obligations with respect to themselves and to the Mortgage

Loan (the “Mortgage Loan”) originated by Initial Note A Holder in the original principal amount of $104,800,000;

E.    WHEREAS, as of December 31, 2008, Initial Note A Holder sold, transferred and otherwise conveyed Note A to KBS.

F.    WHEREAS, the Note Holders desire to engage each of Servicer and Special Servicer, and each of Servicer and Special Servicer desire to accept the Note Holders’ engagement, to service the Notes from time to time in accordance with the provisions of this Agreement and the Amended and Restated Intercreditor Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1    Defined Terms.    References to a “Section” or the “Recitals” are, unless otherwise specified, to a Section or the Recitals of this Agreement. Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Amended and Restated Intercreditor Agreement. Whenever used in this Agreement, the following words and phrases, unless the context otherwise requires, shall have the following meanings:

“Accepted Servicing Practices”: As defined in Section 2.1(b).

“Accounts”: The Lockbox Accounts, the Escrow Accounts and the Collection Accounts.

“Additional Servicing Compensation”: (i) Amounts collected for checks or other items returned for insufficient funds to the extent actually paid by Borrower, (ii) late payment charges (but not default interest) with respect to the Mortgage Loan, (iii) subject to Section 3.4, all income and gain realized from the investment of funds deposited in the Accounts permitted under Sections 3.2(a)(iv) and 3.3(b)(vi) to the extent not required to be paid to Borrower, (iv) modification fees in accordance with the terms of Section 3.10 hereof, and (v) such other charges paid by Borrower for services not contrary to the Mortgage Loan Documents, and as such other charges are approved by the Controlling Holder but in the case of each of the immediately foregoing clauses in this definition during such times as the Mortgage Loan is a non-Specially Serviced Loan.

“Additional Special Servicing Compensation: (i) Amounts collected for checks or other items returned for insufficient funds to the extent actually paid by Borrower, (ii) late payment charges (but not default interest) with respect to the Mortgage Loan, (iii) modification fees and (iv) such other charges paid by Borrower for services not contrary to the Mortgage Loan

Documents, and as such other charges are approved by the Controlling Holder but in the case of each of the immediately foregoing clauses in this definition only during such periods as the Mortgage Loan is a Specially Serviced Loan.

“Advance Rate”: A per annum rate equal to the Prime Rate.

“Affiliate”: With respect to any specified Person, any other Person controlling or controlled by or under common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement”: This Servicing Agreement, as the same may be modified, supplemented or amended from time to time.

“Amended and Restated Intercreditor Agreement”: As defined in the Recitals hereto.

“Appraisal”: With respect to the property for which an appraisal is required to be performed pursuant to the terms of this Agreement, a narrative appraisal complying with Title XI of the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (as amended) that indicates the “market value” of the property, as defined in 12 C.F.R. §225.62(g), and is conducted by an appraiser member of the Appraisal Institute with at least five years of experience in respect of the relevant geographic location and property type.

“Appraisal Reduction Amount”: With respect to any Required Appraisal Loan, an amount (calculated as of the Payment Date by Servicer (when the Mortgage Loan is non-specially serviced) or Special Servicer (when the Mortgage Loan is a Specially Serviced Loan) immediately following the later of the date of the most recent relevant Appraisal or the date of the most recent Appraisal Trigger Event) equal to the excess, if any, of:

(a)    the sum of (a) the outstanding principal balance of the Mortgage Loan as of such Payment Date, (b) all unpaid servicing fee, special servicing fees (including workout fees and/or liquidation fees), (c) all related Servicing Advances made by or on behalf of Servicer or Special Servicer that were not reimbursed out of collections together with all unpaid interest accrued on such Servicing Advances, and (d) all currently due but unpaid real estate taxes and assessments, insurance premiums and, if applicable, ground rents for which neither Servicer nor Special Servicer holds any escrow payments or reserve funds; over

(b)    the sum of (x) the excess, if any, of (i) 90% of the Appraised Value (subject to such downward adjustments as Servicer or Special Servicer, as the case may be, may deem appropriate in accordance with Accepted Servicing Practices (without implying any obligation to do so) based upon its review of the related Appraisal and such other information as Servicer or Special Servicer, as the case may be, deems appropriate), over (ii) the amount of any obligation(s) secured by any liens that are prior in right to the lien of the Mortgage Loan, and (y) any escrow payments, reserve funds and/or letters of credit held by Servicer or Special Servicer (exclusive of any such items that are to be applied to real estate taxes, assessments, insurance premiums and/or ground rents or that were taken into account in determining the Appraised Value of the property).

Notwithstanding the above, for purposes of this definition, the outstanding principal balance of the Required Appraisal Loan shall not include any portion thereof which has been defeased and is secured by defeasance collateral.

Notwithstanding the foregoing, if (i) an Appraisal Trigger Event occurs, (ii) either (A) no Appraisal has been obtained or conducted, as applicable in accordance with this Agreement, during the twelve (12) month period prior to the date of such Appraisal Trigger Event or (B) there shall have occurred since the date of the most recent Appraisal a material change in the circumstances surrounding the property that would, in the Servicer’s or the Special Servicer’s judgment, as the case may be, materially affect the value of the property, and (iii) no new Appraisal is obtained or conducted within sixty (60) days after such Appraisal Trigger Event, then (x) until such new Appraisal is obtained or conducted, as applicable, the Appraisal Reduction Amount shall equal 25% of the outstanding principal balance of the Mortgage Loan, and (y) upon receipt or performance of such new Appraisal by Servicer or Special Servicer, as the case may be, the Appraisal Reduction Amount for such Required Appraisal Loan will be recalculated in accordance with the preceding sentence of this definition.

“Appraisal Trigger Event”: Any of the following events:

(i)    upon written request by the Note A Holder pursuant to Section 3.10 below;

(ii)    any scheduled periodic payment remains unpaid for sixty (60) days past the Payment Date for such payment (or for such shorter period at the end of which such delinquency will become a Special Servicing Event);

(iii)    the passage of sixty (60) days after Servicer receives notice that the Borrower becomes the subject of bankruptcy, insolvency or similar proceedings that remain undischarged and undismissed;

(iv)    the passage of sixty (60) days after Servicer receives notice that a receiver or similar official is appointed with respect to the property;

(v)    if the Mortgage Loan has been extended three times, upon the sixtieth day after the third extension.

“Appraised Value”: The appraised value of the property based upon the most recent Appraisal obtained or conducted, as appropriate, pursuant to this Agreement.

“Best Efforts”: Efforts determined to be reasonably diligent by Servicer or Special Servicer, as the case may be, in the related party’s reasonable discretion, which efforts do not require Servicer to enter into any litigation, arbitration or other legal or quasi-legal proceeding or to expend sums in excess of that determined by Servicer or Special Servicer, as the case may be, to be commercially reasonable for the achievement of the objective in question.

“Borrower”: As defined in the Recitals hereto.

“Business Day”: Any day other than a Saturday, a Sunday or a day on which banking institutions in New York or any city in which the office of the Servicer or Special Servicer is located, authorized or obligated by law or executive order to remain closed.

“CBRE”: As defined in the Recitals hereto.

“CBRE RFH”: As defined in the Recitals hereto.

“Collection Account”: As defined in Section 3.3.

“Control Appraisal Period”: As defined in the Amended and Restated Intercreditor Agreement.

“Controlling Holder”: As defined in the Amended and Restated Intercreditor Agreement.

“Corrected Loan”: The Mortgage Loan after it has been a Specially Serviced Loan but then ceases to be a Specially Serviced Loan (and so remains) in accordance with the definition of Specially Serviced Loan.

“Custodian”: Note A Holder or the person or entity appointed by the Note A Holder to hold all the original Mortgage Loan Documents (other than Note B) on behalf of the Note Holders.

“Deed of Trust”: As defined in the Recitals hereto.

“Eligible Account”: A separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state chartered depository institution or trust company or foreign bank which complies with the definition of Eligible Institution, (b) a segregated trust account or accounts maintained with the corporate trust department of a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least Fifty Million Dollars ($50,000,000) and subject to supervision or examination by federal and state authority, or (c) an account approved in writing by the Note Holders. An Eligible Account may be interest bearing but may not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution”: Bank of America, National Association, or a depository institution or trust company, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA-” by Fitch and S&P and “Aa3” by Moody’s).

“Environmental Laws”: Any environmental law, ordinance, rule, regulation or order of a federal, state or local governmental authority or governmental authority of a foreign jurisdiction, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 1801 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.) and the regulations promulgated pursuant thereto.

“Escrow Account”: As defined in Section 3.2.

“Escrow Payment”: Any payment received by Servicer or Special Servicer, as the case may be, for the account of Borrower for application toward the payment of taxes, insurance premiums, assessments, ground rents, deferred maintenance, environmental remediation, rehabilitation costs, capital expenditures, tenant improvements, leasing or other reserves and similar items in respect of the Mortgage Loan.

“Event of Default”: As defined in Section 7.2.

“Final Recovery Determination”: A determination made by Special Servicer, in its reasonable, good faith judgment and in accordance with the Accepted Servicing Practices, that there has been a recovery of all related Liquidation Proceeds and other payments or recoveries that will ultimately be recoverable.

“Fitch”: Fitch, Inc. or its successor in interest.

“Initial Note A Holder”: As defined in the Recitals hereto.

“Initial Note B Holder”: As defined in the Recitals hereto.

“KBS”: As defined in the Recitals hereto.

“Loan Servicing”: As defined in Section 3.1.

“Liquidation Event”: Any of the following events: (i) the Mortgage Loan is paid in full; (ii) a Final Recovery Determination is made; or (iii) Note A is purchased by the Note B Holder pursuant to Section 11 of the Amended and Restated Intercreditor Agreement.

“Liquidation Fee”: The fee designated as such and payable to Special Servicer pursuant to Section 5.1(c).

“Liquidation Fee Rate”: 0.50% (50 basis points).

“Liquidation Proceeds”: All cash amounts received by Servicer or Special Servicer in connection with: (i) the liquidation of the real property or other collateral constituting security for the Mortgage Loan through trustee’s sale, foreclosure sale, or otherwise, exclusive of any portion thereof required to be released to Borrower in accordance with applicable law and/or the terms and conditions of the Mortgage Loan Documents; (ii) the realization upon any deficiency judgment obtained against Borrower; or (iii) the purchase of Note A by the Note B Holder pursuant to Section 11 of the Amended and Restated Intercreditor Agreement.

“Lockbox Account”: A “lockbox” or similar account required to be established under the terms of the Mortgage Loan Documents for the collection of rents, accounts receivable or other funds or amounts, with respect to the property.

“Modified Loan”: At such time as a Special Servicing Event has occurred, the Mortgage Loan that has been modified by Servicer or Special Servicer, as the case may be, after receiving prior written approval from the Controlling Holder pursuant to the terms of this Agreement in a manner that:

(A)    affects the amount or timing of any payment of principal or interest due thereon;

(B)    except as expressly contemplated by the related loan documents, results in a release of the lien of the Deed of Trust on any material portion of the property without a corresponding voluntary principal prepayment in an amount or the delivery of substitute real property collateral with a fair market value (as is) that is not less than the fair market value (as is), as determined by an Appraisal delivered to Servicer or Special Servicer, as the case may be, (at the expense of the Borrower and upon which Servicer or Special Servicer, as the case may be, may conclusively rely), of the property to be released; or

(C)    in the good faith and reasonable judgment of Servicer or Special Servicer, as the case may be, otherwise materially impairs the security for the Mortgage Loan or reduces the likelihood of timely payment of amounts due thereon.

“Monthly Payments”: the scheduled monthly payment of principal and/or interest on the Mortgage Loan, including, without limitation, the payment at the then scheduled maturity of the Mortgage Loan, that is actually payable by the Borrower under the terms of the related Note (as such terms may be changed or modified in connection with a bankruptcy or similar proceeding involving the Borrower or a modification, waiver or amendment of the Mortgage Loan granted or agreed to by Servicer or Special Servicer pursuant to applicable law).

“Moody’s”: shall mean Moody’s Investors Service, Inc. or its successor in interest.

“Mortgage Loan”: As defined in the Recitals hereto.

“Mortgage Loan Documents”: As defined in the Amended and Restated Intercreditor Agreement.

“Note A”: As defined in the Recitals hereto.

“Note A Disposition”: (i) A securitization, (ii) a syndication, or (iii) any other disposition of Note A.

“Note B”: As defined in the Recitals hereto.

“Note B Disposition”: (i) A securitization, (ii) a syndication, or (iii) any other disposition of Note B.

“Notes”: As defined in the Recitals hereto.

“Note Holder”: As defined in the Recitals hereto or any subsequent holder of the applicable Note.

“Note Holders”: As defined in the Recitals hereto or any subsequent holder of the Notes.

“Note A Holder”: As defined in the Recitals hereto.

“Note B Holder”: As defined in the Recitals hereto.

“Payment Date”: As defined in the Amended and Restated Intercreditor Agreement.

“Permitted Investments”: Any one or more of the following obligations:

(A)    direct obligations of, or obligations fully guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided such obligations are backed by the full faith and credit of the United States;

(B)    repurchase obligations with respect to any security described in clause (A) of this definition, provided that the long-term unsecured debt obligations of the party agreeing to repurchase such obligations are rated “AA+” by Fitch and “AAA” by S&P;

(C)    federal funds, uncertificated certificates of deposit, time deposits and bankers’ acceptances (having original maturities of not more than 365 days) of any bank or trust company organized under the laws of the United States or any state, provided that the short-term unsecured debt obligations of such bank or trust company are rated no less than “F-1” by Fitch and “A-1+” by S&P;

(D)    commercial paper (having original maturities of not more than 365 days) of any corporation incorporated under the laws of the United States or any state thereof rated no less than “F-1” by Fitch and “A-1+” by S&P;

(E)    units of money market funds that maintain a constant asset value and that are rated in the highest applicable rating category by each of Fitch (or if not rated by Fitch a confirmation from Fitch that such money market fund is acceptable) and S&P (i.e., “AAAm” or “AAAmG”) and;

(F)    the Wells Fargo Prime Investment Money Market Fund so long as it is rated by each Rating Agency in its highest money market fund ratings category;

provided that no investment described hereunder shall evidence either the right to receive (a) only interest with respect to such investment or (b) a yield to maturity greater than 120% of the yield to maturity at par of the underlying obligations; and provided, further, no investment described hereunder may be purchased at a price greater than par if such investment may be prepaid or called at a price less than its purchase price prior to stated maturity; and provided, further, each investment described hereunder shall, by its terms, have a predetermined fixed amount of principal due at maturity (that cannot vary or change) and either a fixed interest rate or variable interest rate tied to a single interest rate index plus a single fixed spread; and provided, further, each investment described hereunder shall be a “cash flow investment”, as defined in the REMIC Provisions; and provided, further, no investment described hereunder shall have a maturity in excess of one year; and provided, further, no investment described hereunder shall be liquidated prior to its maturity date; and provided, further, no investment described hereunder may have an “r” highlighter or other comparable qualifier attached to its rating.

“Person”: Any individual, corporation, limited liability company, partnership, joint venture, estate, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Prime Rate”: The Prime Rate (as published from time to time in the “Money Rates” section of The Wall Street Journal) (or if such section or publication is no longer available, such other comparable publication as determined by Servicer in its reasonable discretion) as may be in effect from time to time, or, if the “Prime Rate” no longer exists, such other comparable rate (as determined by Servicer in its reasonable discretion) as may be in effect from time to time.

“Principal Prepayment”: Any payment or other recovery of principal on the Notes which is received in advance of its scheduled Payment Date, including any spread maintenance payment and/or prepayment premium thereon.

“Principal Prepayment Remittance Date”: With respect to a Principal Prepayment, the Business Day immediately following receipt of a Principal Prepayment by Servicer.

“Prohibited Actions”: As defined in Section 3.8(d).

“Qualified Affiliate”: Any Person (a) that is organized and doing business under the laws of any state of the United States or the District of Columbia, (b) that is in the business of performing the duties of a servicer of mortgage loans, and (c) as to which 50% or greater of its outstanding voting stock or equity ownership interest are directly or indirectly owned by Servicer or by any Person or Persons who directly or indirectly own 50% or more of the equity ownership interests in Servicer.

“Qualified Servicer”: As defined in the Amended and Restated Intercreditor Agreement.

“Rating Agency”: Each of Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., Fitch, Inc., DBRS Limited and/or DBRS, Inc., Moody’s Investors Service, Inc. or any other nationally recognized statistical rating agency.

“REMIC Provisions”: Provisions of the federal income tax law relating to real estate mortgage investment conduits, which appear at Sections 860A through 860G of Subchapter M of Chapter 1 of the Internal Revenue Code, of 1986, as amended and related provisions, and temporary and final United States of America treasury regulations (or proposed regulations that would apply by reason of their proposed effective date to the extent not inconsistent with temporary or final regulations) and any rulings promulgated thereunder, as the foregoing may be in effect from time to time.

“Remittance Date”: The Business Day immediately following the Payment Date.

“Remittance Report”: The report in the form set forth in Exhibit A.

“Required Appraisal Loan”: As defined in Section 3.12(a).

“Responsible Officer”: Any officer or employee of a Note Holder, Servicer and/or Special Servicer, as the case may be, involved in or responsible for the administration, supervision or management of this Agreement and whose name and specimen signature appear on a list prepared by each party and delivered to the other party, as such list may be amended from time to time by either party.

“S&P”: Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc., or its successor in interest.

“Servicer”: Bank of America, National Association, a national banking association, or any successor Servicer as herein provided and approved in writing by the Note Holders.

“Servicing Advances”: After consultation with the Controlling Holder, all insurance premiums, real estate taxes, assessments, ground rents and similar charges or assessments paid or incurred in connection with Servicer’s obligations hereunder.

“Servicing Expenses”: After consultation with the Controlling Holder, any and all customary and reasonable out of pocket expenses incurred in connection with Servicer’s or Special Servicer’s, as the case may be, servicing activities and obligations hereunder, including, but not limited to the following:

(a)    real estate taxes, assessments and similar charges;

(b)    insurance premiums;

(c)    any expense reasonably necessary in order to prevent or cure any violation of applicable laws, regulations, codes, ordinances, rules, orders, judgments, decrees, injunctions or restrictive covenants;

(d)    any cost or expense necessary in order to maintain or release the lien on any property, including any mortgage registration taxes, release fees, recording or filing fees and reasonable costs and expenses incurred in connection with the services set forth in Section 3.1(a)(ii);

(e)    costs and expenses of any appraisals, valuations, inspections, environmental assessments (including but not limited to the fees and expenses of environmental consultants), audits or consultations, engineers, architects, accountants, on site property managers, market studies, title and survey work and financial investigating services, subject to Section 3.7 with respect to property inspections;

(f)    reasonable costs and expenses related to travel and lodging, subject to Section 3.7 with respect to property inspections; and

(g)    any other reasonable costs and expenses, including without limitation, reasonable legal fees and expenses, incurred by Servicer or Special Servicer, as the case may be, under this Agreement in connection with the enforcement, collection, condemnation, destruction, protection, maintenance, assumption, modification or amendment of the Mortgage Loan or any portion of the property and the performance of Loan Servicing by Servicer or Special Servicer, as the case may be, under this Agreement.

“Servicing Fee”: An amount payable monthly from payments on the Mortgage Loan allocable to interest that will accrue at the Servicing Fee Rate, calculated on the same principal amount as interest accrues from time to time during such calendar month and calculated on the same interest accrual basis applicable to the Mortgage Loan.

“Servicing Fee Rate”: A per annum rate equal to 0.01% (1 basis point).

“Servicing File”: All documents, information and records relating to the Mortgage Loan that are necessary to enable Servicer or Special Servicer, as the case may be, to perform its duties and service the Mortgage Loan in compliance with the terms of this Agreement, and any additional documents or information related thereto maintained or created by Servicer.

“Special Action”: As defined in Section 3.8(c).

“Special Servicer”: Bank of America, National Association, a national banking association, or any successor special servicer appointed by the Controlling Holder.

“Special Servicing Event”: With respect to the Mortgage Loan, (i) Borrower has not made two consecutive Monthly Payments (and has not cured at least one such delinquency by the next Payment Date); (ii) Servicer has received notice that Borrower has become the subject of any bankruptcy, insolvency or similar proceeding, admitted in writing the inability to pay its debts as they come due or made an assignment for the benefit of creditors; (iii) Servicer has received notice of a foreclosure or threatened foreclosure of the property; (iv) Borrower has expressed in writing either to Note Holders or to Servicer an inability to pay the Notes issued by Borrower in a timely manner or, in the judgment of Servicer (consistent with Accepted Servicing Practices), a material default under the Mortgage Loan (and, accordingly, a default on the Notes) has occurred or is imminent and not likely to be cured within sixty (60) days; (v) a material default under the Mortgage Loan (and, accordingly, a default on the Notes) of which Servicer has notice (other than a failure by Borrower to pay principal or interest) and which materially and adversely affects the interests of the Note Holders has occurred and remains unremedied for the applicable grace period specified in the Mortgage Loan Documents (or, if no grace period is specified, sixty (60) days); or (vi) a failure by Borrower to repay the Notes in full on their scheduled maturity date unless Borrower has provided Servicer a firm commitment to refinance the Mortgage Loan which is closed within sixty (60) days of such scheduled maturity date (unless previously paid in full); provided, that a Special Servicing Event will cease (a) with respect to the circumstances described in clause (i) above, when Borrower has brought the Notes current and thereafter made three consecutive full and timely Monthly Payments, including pursuant to the workout of the Mortgage Loan, (b) with respect to the circumstances described in clauses (ii), (iii) and (iv) above, when such circumstances cease to exist in the judgment of Servicer in accordance with Accepted Servicing Practices, and (c) with respect to the circumstances described in clause (v) above, when such default is cured; provided, in any case, that at that time no other circumstance exists (as described above) that would constitute a Special Servicing Event.

“Special Servicing Fee”: The fee designated as such and payable to Special Servicer pursuant to Section 5.1(c).

“Special Servicing Fee Rate”: A per annum rate equal to 0.15% (15 basis points).

“Specially Serviced Loan”: The Mortgage Loan during any period in which it is subject to the occurrence and continuance of a Special Servicing Event. Upon the occurrence of a Special Servicing Event with respect to the Mortgage Loan, such Mortgage Loan shall remain a Specially Serviced Loan until the cessation of all existing Special Servicing Events with respect thereto.

“Workout Fee”: The fee designated as such and payable to Special Servicer pursuant to Section 5.1(c).

“Workout Fee Rate”: 0.50% (50 basis points).

ARTICLE II

RETENTION AND AUTHORITY OF SERVICER

Section 2.1    Engagement.    (a) The Note Holders hereby engage each of Servicer and Special Servicer to perform, and Servicer and Special Servicer hereby agree to perform, Loan Servicing with respect to the Mortgage Loan throughout the term of this Agreement, upon and subject to the terms, covenants and provisions hereof.

(b)    Each of Servicer and Special Servicer are independent contractors and shall service and administer the Mortgage Loan solely on behalf of the Note Holders, in the best interest of, and for the benefit of, each Note Holder (as determined by each of Servicer and/or Special Servicer, as applicable, in the exercise of the related party’s good faith and reasonable judgment), in accordance with applicable law, the terms of this Agreement, the Amended and Restated Intercreditor Agreement, the Mortgage Loan Documents, related insurance policies and, to the extent consistent with the foregoing, the higher of the following standards: (i)(A) in the same manner in which and with the same care, skill, prudence and diligence with which Servicer or Special Servicer, as the case may be, services and administers similar loans and manages property similar to the property for third parties, giving due consideration to customary and usual standards of practice of prudent institutional commercial mortgage lenders servicing their own loans under comparable circumstances, or (B) with the care, skill, prudence and diligence with which Servicer or Special Servicer, as the case may be, services and administers similar loans and manages property similar to the property which it owns, whichever is higher; (ii) with a view to the timely collection of all scheduled payments of principal and interest, including balloon payments due at maturity, under the Mortgage Loan on a net present value basis or, if the Mortgage Loan comes into and continues in default and if no satisfactory arrangements can be made for the collection of the delinquent payments, the maximization of recovery of principal and interest on the Mortgage Loan to the Note Holders (as a collective whole) on a net present value basis; and (iii) without regard to:

(i)    any relationship that Servicer or Special Servicer, as the case may be, or any Affiliate of Servicer or Special Servicer, as the case may be, may have with Borrower, any Note Holder or any of their respective Affiliates;

(ii)    the ownership of the Notes or portion thereof or beneficial interest therein or any interest in any subordinate debt or other obligation secured by ownership interests of Borrower or any Affiliate of Borrower by Servicer or Special Servicer, as the case may be, or by any Affiliate of Servicer or Special Servicer, as the case may be;

(iii)    in the case of Servicer or Special Servicer, as the case may be, the obligation of a related party to make Servicing Advances (if any);

(iv)    the right of Servicer or Special Servicer, as the case may be, or any Affiliate of Servicer or Special Servicer, as the case may be, to receive reimbursement of costs, compensation for related services hereunder or other fees (other than Servicing Advances), or the sufficiency of any compensation payable to it under this Agreement or with respect to any particular transaction;

(v)    the ownership, servicing or management for others of any other loans or property by Servicer or Special Servicer, as the case may be, or an Affiliate of Servicer or Special Servicer, as the case may be; or

(vi)    Servicer’s, Special Servicer’s or any sub-servicer’s (or any Affiliate’s) ownership, servicing or management of any other mortgage loan or real property not subject to this Agreement.

The servicing standards described in this Section 2.1(b) are herein referred to as “Accepted Servicing Practices”).

Section 2.2    Authority of Servicer and Special Servicer.    (a) In performing Loan Servicing obligations hereunder, Servicer or Special Servicer, as the case may be, shall, except as otherwise provided herein and subject to the terms of this Agreement, have full power and authority, acting alone or, without transferring its responsibility for such action, through others, to take any and all actions in connection with such Loan Servicing that the related party deems necessary or appropriate subject to Accepted Servicing Practices, including, without limitation, to execute and deliver, on behalf of the Note Holders, (a) any and all financing statements, continuation statements and other documents or instruments necessary to maintain the lien of each security instrument on the related property; and (b) any and all instruments of satisfaction or cancellation, or of partial or full release or discharge and all other comparable instruments with respect to all or any portion of the Mortgage Loan or the property; provided, however, that Servicer or Special Servicer, as the case may be, shall notify the Note Holders in writing in the event that Servicer or Special Servicer, as the case may be, intends to execute and deliver any such instrument referred to in clause (b) above and, except in connection with any payment in full of the Mortgage Loan, shall proceed with such course of action only upon receipt of the Controlling Holder’s written approval thereof. Each Note Holder agrees to cooperate with Servicer or Special Servicer, as the case may be, to enable Servicer or Special Servicer, as the case may be, to carry out its related Loan Servicing obligations hereunder and each Note Holder shall execute and deliver to Servicer from time to time (i) powers of attorney evidencing Servicer’s or Special Servicer, as the case may be, authority and power under this Section, or (ii) such documents or instruments deemed reasonably necessary or appropriate by Servicer or Special Servicer, as the case may be.

(b)    In the performance of the related party’s Loan Servicing obligations hereunder, Servicer or Special Servicer, as the case may be, shall take any action that is directed by the Controlling Holder that relates to Servicer’s or Special Servicer’s, as the case may be, Loan Servicing obligations under this Agreement; provided, however, that Servicer or Special Servicer, as the case may be, shall not be obligated to take, or to refrain from taking, any action which the Controlling Holder requests that Servicer or Special Servicer, as the case may be, take, or refrain from taking, to the extent that Servicer or Special Servicer, as the case may be, determines in its reasonable and good faith judgment that such action or inaction (i) may cause a violation of applicable laws, regulations, codes, ordinances, court orders or restrictive covenants with respect to the Mortgage Loan, Borrower or the property; (ii) may cause a violation of any provision of a Mortgage Loan Document, this Agreement (including the Accepted Servicing Practices) or the Amended and Restated Intercreditor Agreement; (iii) may expose Servicer or Special Servicer, as the case may be, or its officers, directors, employees or agents to any claim, suit or liability that is not indemnified by the Note Holders; or (iv) materially expand the scope of Servicer’s or Special Servicer’s, as the case may be, responsibilities under this Agreement. In the event Servicer or Special Servicer, as the case may be, fails to take or to refrain from taking any action which the Controlling Holder requested Servicer or Special Servicer, as the case may be, take or refrain from taking, Servicer or Special Servicer, as the case may be, shall notify the Controlling Holder of such failure and specify the reasons for the same.

(c)    To the extent necessary for Servicer to comply with any applicable laws, regulations, codes or ordinances, Servicer may sub-service to any Person (other than Borrower or an Affiliate of Borrower or the Note Holders) any of its Loan Servicing obligations hereunder; provided, however, that Servicer shall provide oversight and supervision with regard to the performance of all subcontracted services and any sub-servicing agreement shall be consistent with and subject to the provisions of this Agreement. Neither the existence of any sub-servicing agreement nor any of the provisions of this Agreement relating to sub-servicing shall relieve Servicer of its Loan Servicing obligations to the Note Holders hereunder. Notwithstanding any such sub-servicing agreement, Servicer shall be obligated to the same extent and under the same terms and conditions as if Servicer alone was servicing the Mortgage Loan in accordance with the terms of this Agreement. Servicer shall be solely liable for all fees owed by it to any sub-servicer, regardless of whether Servicer’s compensation hereunder is sufficient to pay such fees. The Note Holders shall have no obligation or liability to the sub-servicer. Servicer hereby agrees to indemnify and hold harmless each Note Holder and its Affiliates and any of their respective directors, managers, members, officers, partners, employees or agents from and against any loss, liability or expense incurred, including reasonable attorneys’ fees, in connection with, or relating to, any claim, legal action, investigation or proceeding related to any such sub-servicing agreement. Each sub-servicing agreement must be in writing and provide that it automatically terminates, without payment of a termination fee by the Note Holders, upon the termination of this Agreement. Special Servicer shall be permitted to enter into sub-servicing agreements subject to the conditions and restrictions applicable to Servicer as set forth in this Section 2.2(c).

ARTICLE III

SERVICES TO BE PERFORMED

Section 3.1    Services as Loan Servicer.    (a) Servicer hereby agrees to serve as the loan servicer with respect to the Mortgage Loan and to perform Loan Servicing as described herein, upon and subject to the terms of this Agreement, the Mortgage Loan Documents and the Amended and Restated Intercreditor Agreement during such periods as the Mortgage Loan is a non-Specially Serviced Loan. Special Servicer hereby agrees to serve as the loan special servicer with respect to the Mortgage Loan during such period as the Mortgage Loan is a Specially Serviced Loan as described herein, upon and subject to the terms of this Agreement, the Mortgage Loan Documents and the Amended and Restated Intercreditor Agreement. Subject to any limitation of authority under this Agreement, including, without limitation, Sections 2.2 and 3.8, “Loan Servicing” shall mean those services that Servicer is required to provide pursuant to Accepted Servicing Practices acting alone or, without transferring its responsibility for such services, through others and such services shall include, but are not limited to, the following:

(i)    reviewing such available documents that are part of the Servicing File pertaining to the Mortgage Loan as required pursuant to Accepted Servicing Practices, organizing, administering and maintaining the Servicing Files, and inputting all relevant information into Servicer’s loan servicing computer system;

(ii)    preparing and filing or recording all financing statements, continuation statements and other documents or instruments and taking such other action necessary to maintain the lien or security interest of any security instrument on the related property and delivering such financing statements, continuation statements and other documents to the Custodian;

(iii)    monitoring the maintenance of insurance coverage on the property as required by the Mortgage Loan Documents and causing to be maintained adequate insurance coverage on the property in accordance with Section 3.5;

(iv)    monitoring the status of real estate taxes, assessments, ground rents and other similar items and causing the payment of such items for the property in accordance with Section 3.2;

(v)    providing all reporting in accordance with Section 4.1 hereunder;

(vi)    procuring and supervising the services of third parties (other than Borrower or an Affiliate thereof) necessary or appropriate in connection with the servicing of the Mortgage Loan by Servicer;

(vii)    performing payment processing, record keeping, administration of escrow and other accounts, interest rate adjustment and other customary commercial mortgage loan servicer functions;

(viii)    determining and notifying Borrower of the amount of each payment of principal (if any) and interest and, if applicable, tax, insurance and other escrow and reserve payments, due under the terms of the Mortgage Loan;

(ix)    administering Lockbox Accounts and other accounts in accordance with Section 3.11;

(x)    monitoring any casualty losses or condemnation proceedings and administering any proceeds related thereto in accordance with the Mortgage Loan Documents;

(xi)    notifying Borrower of the appropriate place for communications and payments, and collecting and continuously monitoring all payments made with respect to the Mortgage Loan;

(xii)    administering any requests for assumptions of the Mortgage Loan or transfers of ownership or placement of any subordinate financing;

(xiii)    notifying the Holders of any proposals for modifications, waivers, amendments, consents, assignments, substitutions and other similar activities with respect to any term of the Mortgage Loan;

(xiv)    as requested by any Note Holder or Borrower, determining amounts required for the pay-off of the Mortgage Loan, and determining expenses and/or required interest calculations relating to an actual or prospective Principal Prepayment; and

(xv)    inspecting the property in accordance with Section 3.7 of this Agreement.

(b)    Servicer shall use its Best Efforts to collect all payments called for under the terms and provisions of the Mortgage Loan and shall follow Accepted Servicing Practices with respect to such collection including using its Best Efforts to collect income statements and other required reports from Borrower and providing reasonable advance notice to Borrower of required principal and/or interest payments. Notwithstanding the foregoing, with respect to Servicer’s obligation to collect payments with respect to the Mortgage Loan, Servicer is only authorized to accept the payments provided for under the terms of the Mortgage Loan, and shall not accept for the account of the Note Holders any additional sums in reduction of the principal balance of the Mortgage Loan or for the retirement thereof (unless otherwise required by applicable law) without the prior written consent of the Controlling Holder.

(c)    Each Note Holder acknowledges and agrees that all original Mortgage Loan Documents are being held on behalf of the Note Holders by the Custodian, except that Note B is being held by the Note B Holder. Each Note Holder acknowledges that it shall, at all times during the term of this Agreement, be the responsibility of the Custodian to maintain the originals of all Mortgage Loan Documents (other than Note B). Servicer or Special Servicer, as the case may be, may from time to time request the release to Servicer or Special Servicer, as the case may be, of any such documents held by the Custodian to the extent needed in connection with its servicing of the Mortgage Loan, and Servicer or Special Servicer, as the case may be, shall return to the Custodian any such documents when the related party’s need therefor no longer exists. Servicer or Special Servicer, as the case may be, shall forward to the Custodian original documents evidencing any assumption, modification, consolidation, or extension of the Mortgage Loan entered into by Servicer or Special Servicer, as the case may be, on behalf of the Note Holders in accordance with this Agreement within ten (10) Business Days following Servicer’s or Special Servicer, as the case may be, receipt thereof or, in lieu thereof, a certified true copy of any such document submitted for recordation within five (5) Business Days of its execution, with the original recorded document to be delivered within five (5) days following Servicer’s receipt thereof.

(d)    Servicer or Special Servicer, as the case may be, shall not be obligated to enforce the rights of a Note Holder against any other Note Holder, except that this clause shall not be construed to otherwise limit the rights of any Note Holder as between it and any other Note Holder as set forth in the Amended and Restated Intercreditor Agreement.

Section 3.2    Escrow Accounts; Collection of Taxes, Assessments and Similar Items.    (a) Subject to and as required by the terms of the Mortgage Loan Documents, Servicer shall establish and maintain one or more segregated custodial accounts (each, an “Escrow Account”) into which any or all Escrow Payments shall be deposited promptly after receipt and identification. Escrow Accounts shall be Eligible Accounts and shall be denominated “Bank of America, N.A., as Servicer, for and on behalf of the Note Holders, Escrow Account”. Servicer shall notify the Note Holders in writing of the location and account number of each Escrow

Account it establishes and shall notify the Note Holders prior to any change thereof. Withdrawals of amounts from an Escrow Account may be made, subject to any express provisions to the contrary herein, applicable laws, and to the terms of the Mortgage Loan Documents governing the use of the Escrow Payments, only: (i) to effect payment of taxes, assessments, insurance premiums, ground rents and other items required or permitted to be paid from the related Escrow Account; (ii) to refund to Borrower any sums determined to be in excess of the amounts required to be deposited therein; (iii) to pay interest, if required under the Mortgage Loan Documents or applicable law, to Borrower on balances in the Escrow Accounts; (iv) subject to subsection (iii) above, to pay to Servicer from time to time any interest or investment income earned on funds deposited therein pursuant to Section 3.4 to the extent actually received; (v) to apply funds to the indebtedness of the Mortgage Loan in accordance with the terms thereof; (vi) to reimburse Servicer or Special Servicer, as the case may be, for any Servicing Expense or Servicing Advance for which Escrow Payments should have been made by Borrower, but only from amounts received on the Mortgage Loan which represent late collections of Escrow Payments thereunder; (vii) to withdraw any amount deposited in the Escrow Accounts which was not required to be deposited therein; or (viii) to clear and terminate the Escrow Accounts at the termination of this Agreement.

(b)    Servicer shall maintain accurate records reflecting the status of taxes, assessments and other similar items that are or may become a lien thereon and the status of insurance premiums payable with respect thereto as well as the payment of ground rents with respect to each ground lease (to the extent such information is reasonably available). To the extent that the Mortgage Loan Documents require Escrow Payments to be made by Borrower, Servicer shall obtain, from time to time, all bills for the payment of such items, and shall effect payment prior to the applicable penalty or termination date, employing for such purpose Escrow Payments paid by Borrower pursuant to the terms of the Mortgage Loan and deposited in the related Escrow Account by Servicer. To the extent that the Mortgage Loan does not require Borrower to make Escrow Payments, Servicer shall use its Best Efforts to require that any such tax, assessment or similar payment be made by Borrower prior to the applicable penalty or termination date. If Borrower fails to make any such payment on a timely basis or collections from Borrower are insufficient to pay any such item when due, the amount of any shortfall shall be paid by Servicer as a Servicing Advance, provided that Servicer has consulted with the Controlling Holder regarding the timing for payment of taxes, assessments and other similar items.

(c)    As to the investment for the benefit of Borrower or the Note Holders as of the day of Servicer’s receipt of funds relating to an Escrow Account, Servicer shall cause same to be invested per specific written instructions of Borrower (if Borrower’s approval is required under the Mortgage Loan Documents) or the Note Holders, as applicable, and in accordance with the related Mortgage Loan Documents; provided, however, that such written instructions and available funds for investment must be received forty-eight (48) hours in advance of such investment. In the event such funds may be invested but any of the above requirements are not satisfied, or the Permitted Investment(s) in which Borrower or the Note Holders, as applicable, has instructed Servicer to invest are not then available for purchase, Servicer shall invest the funds at its own discretion in Permitted Investments until such funds can be invested in accordance with Borrower’s or the Note Holders’ instructions, as applicable, as set forth above.

Section 3.3    Collection Accounts.    (a) Servicer shall establish and maintain one or more segregated custodial accounts (each, a “Collection Account”) in trust for the benefit of the Note Holders for the purposes set forth herein. Collection Accounts shall be Eligible Accounts and shall be denominated “Bank of America, N.A., as Servicer, for and on behalf of the Note Holders, Collection Account”. Servicer shall deposit into the Collection Account within one (1) Business Day after receipt all payments and collections received by it on or after the date hereof with respect to the Mortgage Loan, other than payments and collections with respect to any Escrow Payments or payments in the nature of Additional Servicing Compensation.

(b)    Servicer shall make withdrawals from the Collection Accounts only as follows (the order set forth below not constituting an order of priority for such withdrawals):

(i)    to withdraw any amount deposited in the Collection Accounts which was not required to be deposited therein, or which the Note Holders and Servicer agree may be withdrawn;

(ii)    pursuant to Section 5.2, to pay or reimburse Servicer or Special Servicer, as the case may be, for any Servicing Expenses and/or Servicing Advances (with interest thereon at the Advance Rate to the extent that such interest is not reimbursed or offset by late payment charges or fees collected from Borrower incurred in accordance with this Agreement);

(iii)    to pay to Servicer earned and unpaid Servicing Fees;

(iv)    to pay to Special Servicer, out of general collections earned and unpaid Special Servicing Fees incurred in accordance with this Agreement;

(v)    to pay to Special Servicer earned and unpaid Workout Fees and Liquidation Fees to which it is entitled pursuant to and from the sources contemplated by Section 5.1(c);

(vi)    to pay to Servicer from time to time any interest or investment income earned on funds deposited in the Collection Accounts pursuant to Section 3.4;

(vii)    to remit in immediately available funds to each Note Holder on each Remittance Date pursuant to the wiring instructions from each such Note Holder set forth on Exhibit B hereto (or such other wiring instructions as the applicable Note Holder may provide to Servicer in writing from time to time) all amounts on deposit in the Collection Accounts that represent good funds (net of any withdrawals from the Collection Accounts pursuant to this Section and excluding any amounts to be remitted to the Note Holders pursuant to Sections 3.3(b)(viii), 3.3(b)(ix) and 3.13(b) below) pursuant to and in the order of priority specified in the Amended and Restated Intercreditor Agreement;

(viii)    to remit in immediately available funds to each Note Holder on each Principal Prepayment Remittance Date pursuant to the wiring instructions from each such Note Holder set forth on Exhibit B hereto (or such other wiring instructions as the applicable Note Holder may provide to Servicer in writing from time to time)

all amounts constituting collected funds with respect to a Principal Prepayment, together with the interest paid on such Principal Prepayment pursuant to the Mortgage Loan Documents and any fees payable by Borrower to the Note Holders (including, but not limited to, prepayment premiums, exit fees and early termination fees), pursuant to and in the order of priority specified in the Amended and Restated Intercreditor Agreement;

(ix)    to remit in immediately available funds to each Note Holder on the second Business Day following the receipt of the same by Servicer pursuant to the wiring instructions from each such Note Holder set forth on Exhibit B hereto (or such other wiring instructions as the applicable Note Holder may provide to Servicer in writing from time to time) all amounts constituting collected funds with respect to late payments with respect to the Mortgage Loan (whether such late payments consist of principal, interest, fees or any other amounts payable pursuant to the Mortgage Loan Documents), pursuant to and in the order of priority specified in the Amended and Restated Intercreditor Agreement;

(x)    to the extent allowed in accordance with Section 3.10 to pay Servicer a modification fee; and

(xi)    to clear and terminate the Collection Accounts upon the termination of this Agreement.

(c)    Each Note Holder hereby agrees to use its commercially reasonable efforts to deliver to Servicer within one (1) Business Day (or in no event more than three (3) Business Days) after receipt by such Note Holder of notice from Servicer, an amount equal to amounts remitted to such Note Holder by Servicer from the Collection Account that represent amounts paid on account of the Mortgage Loan by a check that is returned to Servicer for insufficient funds. Servicer shall immediately deposit such amounts into the Collection Account.

(d)    Servicer shall keep and maintain separate accounting for the purpose of justifying any withdrawal from the Collection Account and determining any shortfall or overpayment of any amounts due from or on behalf of Borrower or the Mortgaged Property.

(e)    In connection with any remittance by Servicer of a Principal Prepayment to the Note Holders pursuant to Sections 3.3(b)(viii) above on the applicable Principal Prepayment Remittance Date Servicer shall provide written notice to each Note Holder clearly identifying the amount remitted as a Principal Prepayment.

Section 3.4    Permitted Investments.    Servicer may direct any depository institution or trust company in which the Accounts are maintained to invest the funds held therein in one or more Permitted Investments. All income and gain realized from the investment of funds deposited in the Accounts shall be governed by the terms of the Mortgage Loan Documents. Servicer shall direct the depository institution or trust company in which such Escrow Accounts are maintained to invest the funds held therein (1) in accordance with Borrower’s written investment instructions, if the Mortgage Loan Documents or applicable law require such funds to be invested in accordance with Borrower’s direction; and (2) in the Borrower’s name for the benefit of the Note Holders, in Permitted Investments, if the Mortgage Loan Documents and applicable law do not permit Borrower to direct the investment of such funds; and Servicer shall have no liability for any loss in investments of such funds that are invested pursuant to such written instructions of Borrower, but shall be responsible for any loss as to any investment made in accordance with clause (2) above subject to Section 3.2(c) hereof. Permitted Investments shall either be (i) immediately available or (ii) available in accordance with a schedule which will permit Servicer to meet its payment obligations or the obligations for which the Account was established.

Section 3.5    Maintenance of Insurance Policies.    (a) Servicer shall use its Best Efforts to cause Borrower to maintain such insurance as is required to be maintained pursuant to the Mortgage Loan Documents. If Borrower fails to maintain such insurance, then Servicer shall notify the Note Holders of such breach (and after consultation with Controlling Holder regarding such breach) and Servicer shall cause to be maintained, by first applying the insurance escrow fund and, if funds therein are not sufficient, as a Servicing Advance, insurance coverage in an amount consistent with the required insurance under the Mortgage Loan Documents. All such policies shall be endorsed with standard mortgagee clauses with loss payable to the Note Holders, and shall be in an amount sufficient to avoid the application of any co-insurance clause, and shall otherwise satisfy the insurance requirements set forth in the Mortgage Loan Documents.

(b)    Servicer may fulfill its obligation to maintain insurance, as provided in Section 3.5(a), through a master force placed insurance policy, the cost of which shall be paid by Servicer as a Servicing Expense, provided that such cost is limited to the incremental cost of such policy allocable to the property (i.e., other than any minimum or standby premium payable for such policy whether or not any property is then covered thereby, which shall be paid by Servicer). Such master force placed insurance policy may contain a deductible clause, in which case Servicer shall, in the event that there shall not have been maintained on the related property a policy otherwise complying with the provisions of Section 3.5(a), and there shall have been one or more losses which would have been covered by such a policy had it been maintained, immediately deposit into the related Collection Account from its own funds the amount not otherwise payable under the master force placed insurance policy because of such deductible to the extent that any such deductible exceeds the deductible limitation required under the Mortgage Loan Documents, or, in the absence of any such deductible limitation, the deductible limitation which is consistent with Accepted Servicing Practices.

(c)    Servicer shall maintain at its own expense a fidelity bond in form and amount that is consistent with Accepted Servicing Practices. In addition, Servicer shall keep in force, at its own expense during the term of this Agreement, a policy or policies of insurance in form and amounts that are consistent with Accepted Servicing Practices, covering loss occasioned by the errors and omissions of Servicer’s officers and employees in connection with its obligations hereunder. Upon the request of a Note Holder, Servicer shall cause to be delivered to such Note Holder a copy of such fidelity bond and insurance policy. Servicer shall promptly report in writing to the Note Holders any material changes that may occur in its fidelity bond or errors and omissions policy or policies. All such bonds and insurance shall be maintained with an insurance company having a claims paying ability rating of no less than

“A” from S&P or any Rating Agency approved by the Controlling Holder. So long as the long-term unsecured debt obligations of Servicer (or its direct or indirect parent company) are rated not lower than “A” from Fitch and “A” from S&P, Servicer may self-insure with respect to either or both of the fidelity bond coverage and the errors and omissions coverage required as described above, in which case it shall not be required to maintain an insurance policy with respect to such coverage.

(d)    Notwithstanding the foregoing, Special Servicer shall perform the duties (subject to the same conditions) allocated to Servicer under this Section 3.5 during such times as the Mortgage Loan is a Specially Serviced Loan.

Section 3.6    Delivery and Possession of Servicing Files.    Note A Holder shall deliver or cause to be delivered to Servicer (i) a Servicing File with respect to the Mortgage Loan; and (ii) the amounts, if any, received by Note A Holder representing Escrow Payments previously made by Borrower. Servicer shall promptly acknowledge receipt of the Servicing File and Escrow Payments and shall promptly deposit such Escrow Payments in the Escrow Accounts established pursuant to this Agreement. The contents of each Servicing File delivered to Servicer are and shall be held in trust by Servicer for the benefit of the Note Holders. Servicer’s possession of the contents of each Servicing File so delivered is for the sole purpose of servicing the Mortgage Loan; and to the extent it has received originals from the Custodian, such possession by Servicer shall be in a custodial capacity only. Servicer shall release its custody of the contents of any Servicing File only in accordance with written instructions from the Note A Holder, and upon request of Note A Holder, Servicer shall deliver to Note A Holder the Servicing File or a copy of any document contained therein.

Section 3.7    Inspections.    (a) Servicer shall perform, or shall cause to be performed beginning in 2009, on an annual basis, a physical inspection of the Mortgaged Property. Servicer shall prepare a written report of each inspection performed in accordance with this Section 3.7 in the form of the Commercial Mortgage Securities Association (“CMSA”) Property Inspection Form and shall promptly make available such report to each Note Holder upon request. The reasonable out-of-pocket expenses incurred by Servicer in connection with the inspection (including any reasonable out-of-pocket expenses related to travel and lodging and any reasonable charges incurred through the use of a qualified third party to perform such services) shall be paid by Servicer, and reimbursable to it, as a Servicing Expense.

(b)    Notwithstanding the foregoing, Special Servicer shall perform the duties allocated to Servicer (subject to the same conditions) under this Section 3.7 during such times as the Mortgage Loan is a Specially Serviced Loan.

Section 3.8    Transfer of Servicing Between Servicer and Special Servicer.

(a)    Notwithstanding anything in this Agreement to the contrary, in the event that Servicer and Special Servicer are the same Person, all notices, certificates, information, consents and documents required to be given or delivered by Servicer to Special Servicer or vice versa shall be deemed to be given or delivered, as the case may be, without the necessity of any action on such Person’s part.

(b)    No later than (forty-five) 45 days after the date the servicing of the Mortgage Loan is transferred from Servicer to Special Servicer pursuant to the terms of this Agreement, Special Servicer shall deliver to Servicer and each Note Holder a report (the “Asset Status Report”) with respect to the Mortgage Loan. Such Asset Status Report shall set forth the following information to the extent reasonably determinable:

(i)    a summary of the status of the Specially Serviced Loan and any negotiations with Borrower;

(ii)    a discussion of the legal and environmental considerations reasonably known to Special Servicer, consistent with the Accepted Servicing Practices, that are applicable to the exercise of remedies set forth herein and to the enforcement of any related guaranties or other property and whether outside legal counsel has been retained;

(iii)    the most current rent roll and income or operating statement available for the related property;

(iv)    Special Servicer’s recommendations on how the Mortgage Loan might be returned to performing status and returned to Servicer for regular servicing or otherwise realized upon;

(v)    the appraised value of the property together with the assumptions used in the calculation thereof (which Special Servicer may satisfy by providing a copy of the last obtained appraisal); and

(vi)    such other information as Special Servicer deems relevant in light of the Accepted Servicing Practices.

If within ten (10) Business Days of receiving an Asset Status Report, the Controlling Holder does not disapprove such Asset Status Report in writing, Special Servicer shall implement the recommended action as outlined in such Asset Status Report; provided, however, Special Servicer may not take any action that is contrary to applicable law, the Accepted Servicing Practices or the terms of the Mortgage Loan Documents and the Amended and Restated Intercreditor Agreement; provided, further if Special Servicer determines that the failure to take any action set forth in such Asset Status Report would violate the Accepted Servicing Practices, Special Servicer may implement the recommended action outlined in such Asset Status Report without waiting for the Controlling Holder’s approval. If the Controlling Holder disapproves such Asset Status Report, Special Servicer will revise such Asset Status Report and deliver to the Note Holders and Servicer a new Asset Status Report as soon as practicable, but no later than thirty (30) days after such disapproval. Special Servicer shall revise such Asset Status Report as described above in this Section 3.8 until the earlier of (x) the delivery by the Controlling Holder of an affirmative approval in writing of such revised Asset Status Report, (y) the failure of the Controlling Holder to disapprove such revised Asset Status Report in writing within ten Business Days of its receipt thereof; or (z) the passage of ninety (90) days from the date of preparation of the initial version of the Asset Status Report. Following the earliest of such events, Special Servicer shall implement the recommended action as outlined in the most recent version of such Asset Status Report (provided that Special Servicer shall not take any action that is contrary to applicable law or the terms of the Mortgage Loan Documents, the Amended and Restated Intercreditor Agreement or that violates the Accepted Servicing Practices or fail to take any action, if the failure to take such action would violate the Accepted Servicing Practices). Special Servicer may, from time to time, modify any Asset Status Report it has previously delivered and implement the new action in such revised report so long as such revised report has been prepared, reviewed and either approved or not rejected as provided above. For the avoidance of doubt, any action to be taken (or not taken) by Special Servicer with respect to an Asset Status Report must be in all respects consistent with the Accepted Servicing Practices and applicable law. Special Servicer shall have the authority to meet with the Note Holders for any Specially Serviced Loan and take such actions consistent with the Accepted Servicing Practices and the related Asset Status Report. Special Servicer shall not take any action inconsistent with the related Asset Status Report, unless such action would be required to act in accordance with the Accepted Servicing Practices.

(c)    Special Servicer or Servicer, as applicable, shall provide the Controlling Holder and the other Note Holders with not less than ten (10) Business Days’ prior notice of any Special Action (as described below) that Special Servicer or Servicer, as applicable, proposes to take and, in the case of the Special Action described in clause (vi) in this Section 3.8(c), Special Servicer shall also contemporaneously notify Servicer.

The Controlling Holder shall be entitled to advise Special Servicer or Servicer, as applicable, with respect to any Special Action, and notwithstanding anything to the contrary contained herein, Special Servicer or Servicer, as applicable, shall not take any Special Action or consent to the taking of any Special Action if the Controlling Holder has objected thereto by the close of business on the tenth (10th) Business Day following its receipt of notice thereof, or if a shorter period was necessitated in accordance with the preceding sentence, by the close of business on the date on which such shorter period expires (it being understood that the failure of the Controlling Holder to respond in the time frame set forth in the approval provisions shall be deemed to constitute such party’s approval of such action); provided, however, that (i) the ability of the Controlling Holder to so advise or object shall in all events be subject to Section 3.8(d) and shall not violate the provisions of the Amended and Restated Intercreditor Agreement, (ii) Servicer or Special Servicer, as applicable, shall not follow any such advice or objection that would result in a violation of this Agreement (including the Accepted Servicing Practices), the Mortgage Loan Documents, the Amended and Restated Intercreditor Agreement or applicable laws and (iii) if the Controlling Holder and Special Servicer or Servicer, as applicable, together cannot agree within ten (10) Business Days upon a course of action with respect to any Special Action, then Special Servicer or Servicer, as applicable, shall implement the Controlling Holder’s proposed course of action unless it violates this Agreement (including the Accepted Servicing Practices), the Mortgage Loan Documents, the Amended and Restated Intercreditor Agreement or applicable laws, and if Servicer or Special Servicer determines that immediate action is necessary in accordance with the Accepted Servicing Practices, it may take such action prior to the expiration of the ten (10) Business Day period. For purposes hereof, “Special Action” means each of the following actions:

(i)    any commencement or termination of foreclosure upon or comparable conversion of the ownership of properties securing the Mortgage Loan

(including a deed-in-lieu of foreclosure) when the Mortgage Loan comes into and continues in default;

(ii)    any material modification or waiver of any provision of the Mortgage Loan Documents;

(iii)    any proposed or actual sale of the Mortgaged Property, Borrower or Mortgage Loan;

(iv)    any acceptance of substitute or additional property unless the lender is required to accept such property by the underlying Mortgage Loan Documents and any release of the real estate property securing the Mortgage Loan;

(v)    any waiver of a “due-on-sale” clause or “due-on-encumbrance” clause in the Mortgage Loan Documents;

(vi)    any acceptance or approval of acceptance or consent to acceptance of an assumption agreement releasing Borrower from liability under the Mortgage Loan;

(vii)    any acceptance of a discounted payoff of the Mortgage Loan;

(viii)    any release of earnout reserve funds (other than as expressly required or automatically released, with no lender discretion under the Mortgage Loan Documents);

(ix)    the release of any letter of credit (other than as expressly required or automatically released, with no lender discretion under the Mortgage Loan Documents);

(x)    any approval of a material lease (in excess of 30% of the leasable space) (other than as expressly required or deemed approved, with no lender discretion under the Mortgage Loan Documents); or

(xi)    any change in property manager or franchise (other than as expressly required or deemed approved, with no lender discretion under the Mortgage Loan Documents).

(d)    Notwithstanding anything contained in this Agreement to the contrary, (i) no objection, failure to approve or direction of the Controlling Holder, shall (A) require or cause Servicer or Special Servicer, as applicable, to violate the terms of the Mortgage Loan Documents the Amended and Restated Intercreditor Agreement, applicable law or any provision of this Agreement, including Servicer’s obligation or Special Servicer’s obligation to act in accordance with the Accepted Servicing Practices, or (B) expose Servicer or Special Servicer or their officers, directors, employees or agents to any claim, suit or liability, or (C) materially expand the scope of Special Servicer’s or Servicer’s responsibilities under this Agreement (the “Prohibited Actions”), and (ii) in no event shall Servicer or Special Servicer take any action or refrain from taking any action if the taking of such action or the refraining from taking of such action would violate the Accepted Servicing Practices or applicable law. Servicer or Special Servicer, as applicable, shall disregard any such direction, failure to approve or objection.

Section 3.9    Special Servicer.    At such times as the Mortgage Loan is a Specially Serviced Loan, the Controlling Holder shall have the right to appoint the special servicer (the “Special Servicer”), provided that such Special Servicer shall be a Qualified Servicer. The Controlling Holder, at its expense (including, without limitation, the reasonable costs and expenses of counsel to any third parties), may remove Special Servicer with respect to the Mortgage Loan at any time for any reason whatsoever or no reason, upon at least thirty (30) days prior notice to Special Servicer. The Controlling Holder shall then appoint a successor Special Servicer in accordance with this Section 3.9, provided that such Special Servicer shall be a Qualified Servicer. The appointment of a successor Special Servicer for the Mortgage Loan shall not be effective until the successor Special Servicer has assumed in writing all of the responsibilities, duties and liabilities of Special Servicer from and after the date it becomes Special Servicer as they relate to the Mortgage Loan pursuant to an assumption agreement reasonably satisfactory to the Controlling Holder. The parties agree hereto to appoint Bank of America, National Association, as the initial Special Servicer.

Section 3.10    Modifications, Waivers, Amendments and Consents.

(a)    Servicer or Special Servicer, as the case may be, may, as a condition to granting any request by Borrower for any consent, modification, extension, assumption, substitution, waiver or amendment require (to the extent permitted by applicable law) that Borrower pay to it a modification fee consistent with Accepted Servicing Practices in connection with such request, together with any reasonable related costs and expenses (including but not limited to reasonable legal fees and expenses) incurred by Servicer or Special Servicer, as the case may be; provided, however, that in the event that the Note Holders direct Servicer or Special Servicer, as the case may be, to waive any requirement that Borrower pay any such costs or expenses, the same shall be paid by Servicer or Special Servicer, as the case may be, as a Servicing Expense.

(b)    As a condition of and prior to any material modification, amendment or extension of the Mortgage Loan, the Note A Holder shall have the right to request, in writing, that the Servicer or Special Servicer, as applicable, obtain an Appraisal and make a determination of whether a Control Appraisal Period then exists.

Section 3.11    Administration of Lockbox Accounts and Other Accounts by Servicer.

Whenever the terms of the Mortgage Loan provide for the maintenance of a Lockbox Account (whether at all times or upon certain contingencies), Servicer shall take the following actions with respect to such Lockbox Account, except to the extent otherwise: (i) required under applicable law, (ii) expressly provided by the terms of the Mortgage Loan, or (iii) provided pursuant to written instructions of the Note A Holder:

(a)    Servicer shall use its Best Efforts to establish such Lockbox Account as an Eligible Account in the name of, and for the exclusive benefit of, the Note Holders as mortgagee promptly after receipt of the appropriate Mortgage Loan Documents requiring such account and thereafter shall maintain such account as an Eligible Account. With the prior written consent of the Note A Holder, Servicer may cause the transfer of the Lockbox Accounts to a different Eligible Account from time to time. Servicer upon request shall promptly notify the Note Holders of the new depository, account name and account number.

(b)    (i) Servicer shall monitor Borrower’s compliance with its obligation to cause all Persons making payments that are required to be deposited into a Lockbox Account to mail or otherwise transmit such payments directly to the Lockbox Account; to the extent that such compliance can be reasonably ascertained from the most recent related rent roll by Servicer, (ii) promptly notify the Note Holders if Servicer has knowledge that Borrower is not in compliance with such obligation, and (iii) take such action with respect to such noncompliance as the Note A Holder shall direct.

(c)    Servicer shall make transfers and payments from the Lockbox Account in accordance with the terms of the related Mortgage Loan Document to the extent that the Note Holders or their respective designee is permitted to make such transfers and payments; provided, however, that Servicer may not make any discretionary transfer or payment from a Lockbox Account without prior written direction of the Note A Holder. In the event that Servicer has the right to make such a discretionary transfer or payment, it shall notify the Note Holders as promptly as practical, and in any event within two (2) Business Days after it obtains knowledge of such right, which notice shall be conspicuously marked and shall set forth the items as to which discretion may be exercised and its proposed course of action and shall request the Note A Holder’s direction.

(d)    Servicer shall maintain accurate records of each deposit and withdrawal from each Lockbox Account and shall provide the Note Holders with copies of any statements and other account information provided by Borrower with respect to such account or amounts required to be deposited therein promptly after Servicer’s receipt of such statements or information.

(e)    Upon the occurrence of a default under the Mortgage Loan as to which Servicer has actual knowledge or has received notice, Servicer shall not release any funds in a Lockbox Account to Borrower or any Affiliate thereof, and shall apply such funds at the direction of the Controlling Holder to the extent not prohibited by the Mortgage Loan Documents.

(f)    Servicer shall (i) monitor Borrower’s compliance with its obligation to maintain a first priority, perfected security interest in favor of the Note Holders in each Lockbox Account and the cash and Permitted Investments therein, (ii) promptly notify the Note Holders if Servicer has actual knowledge that Borrower is not in compliance with such obligation, (iii) take such action with respect to such noncompliance as the Note A Holder shall direct, provided that Servicer’s costs of following such directions shall be paid as a Servicing Expense hereunder and (iv) take all actions as may be taken by the mortgagee under the Mortgage Loan Documents to maintain the perfection and priority of such security interest, including the filing of Uniform Commercial Code continuation statements or similar documents or instruments.

(g)    Servicer shall take such other actions with respect to such Lockbox Account as shall be agreed to in writing by the Note A Holder and Servicer or which shall be required in accordance with Accepted Servicing Practices.

Section 3.12    Required Appraisal Loan Servicing.

(a)    Promptly following the occurrence of an Appraisal Trigger Event (the Mortgage Loan until it ceases to be such in accordance with the following paragraph, a “Required Appraisal Loan”), Servicer or Special Servicer, as the case may be, shall obtain (unless an Appraisal thereof had previously been obtained within the preceding 12-month period and there has been no subsequent material change in the circumstances surrounding the property that, in the judgment of Servicer or Special Servicer, as the case may be, would materially affect the value of the Mortgaged Property) and shall deliver a copy of such Appraisal to the Note Holders. The cost thereof shall be covered by, and be reimbursable as, a Servicing Advance. Promptly following the receipt of, and based upon, such Appraisal, Servicer or Special Servicer, as the case may be, shall determine and report to the Note Holders the then applicable Appraisal Reduction Amount, if any, with respect to the Required Appraisal Loan.

For so long as the Mortgage Loan remains a Required Appraisal Loan, Servicer or Special Servicer, as the case may be, shall, within thirty (30) days of each anniversary of the Mortgage Loan’s having become a Required Appraisal Loan, obtain an update of the prior Appraisal, and shall deliver a copy of such update to the Note Holders. The cost thereof shall be covered by, and be reimbursable as, a Servicing Advance. Promptly following the receipt of, and based upon, such update, Servicer or Special Servicer, as the case may be, shall redetermine and report to the Note Holders the then applicable Appraisal Reduction Amount, if any.

During any time that the Mortgage Loan is a Required Appraisal Loan, any Note Holder has the right at any time to require that Servicer or Special Servicer, as the case may be, obtain a new Appraisal of the Mortgaged Property from an appraiser selected by Servicer or Special Servicer, as the case may be, at the expense of the requesting party. Upon receipt of such Appraisal, Servicer or Special Servicer, as the case may be, shall deliver a copy thereof to the Note Holders. Promptly following the receipt of, and based upon, such Appraisal, Servicer or Special Servicer, as the case may be, shall redetermine and report to the Note Holders the then applicable Appraisal Reduction Amount, if any and whether a Control Appraisal Period Exists.

The parties hereto acknowledge that Servicer shall, in accordance with and subject to this Agreement and the Amended and Restated Intercreditor Agreement, be the sole authority to declare the existence and/or continuation of a Control Appraisal Period.

Section 3.13    Remittance to the Note Holders.    (a) On each Remittance Date, Servicer shall withdraw from the Collection Accounts and remit in immediately available funds to each Note Holder pursuant to the wiring instructions from each such Note Holder set forth on Exhibit B hereto (or such other wiring instructions as the applicable Note Holder(s) may provide to Servicer in writing from time to time) all amounts on deposit in the Collection Accounts that represent good funds (net of any withdrawals from the Collection Accounts pursuant to Section 3.3 hereof and excluding any amounts to be remitted to the Note Holders pursuant to this Section

3.13 and Sections 3.3(b)(viii) and 3.3(b)(ix) hereof) pursuant to and in the order of priority specified in the Amended and Restated Intercreditor Agreement.

(b)    On each Principal Prepayment Remittance Date, Servicer shall withdraw from the Collection Accounts and remit in immediately available funds to each Note Holder pursuant to the wiring instructions from each such Note Holder set forth on Exhibit B hereto (or such other wiring instructions as the applicable Note Holder may provide to Servicer in writing from time to time) all amounts constituting collected funds with respect to a Principal Prepayment, together with the interest paid on such Principal Prepayment pursuant to the Mortgage Loan Documents and any fees payable by Borrower to the Note Holders (including, but not limited to, prepayment premiums, exit fees and early termination fees), pursuant to and in the order of priority specified in the Amended and Restated Intercreditor Agreement.

ARTICLE IV

STATEMENTS AND REPORTS

Section 4.1    Reporting by Servicer.    (a) On or before each Remittance Date, Servicer shall render to each Note Holder a report reflecting activity as of the close of business on the preceding date in the form of Exhibit A attached hereto. In addition, Servicer shall provide, in a format and containing such information as the Note Holders and Servicer shall establish, such other reports as Note Holders may reasonably require from time to time, as are reasonably acceptable to Servicer. Such reports shall be made available to each Note Holder in both written and electronic format.

(b)    Not later than twenty days after each calendar month, Servicer shall forward to each Note Holder a statement, setting forth the status of the Accounts as of the close of business as of the end of such calendar month, and the aggregate of deposits into and withdrawals from the Accounts, which shall include tracking of reserves and use of funds in the Accounts.

(c)    To the extent it becomes available, Servicer will provide each Note Holder with immediate on-line telecommunications access to all information with respect to the Mortgage Loan through Servicer’s internet site.

(d)    Servicer shall use its Best Efforts to promptly collect from Borrower (and forward to each Note Holder within five (5) Business Days of receipt) any property operating statements, rent rolls, financial statements and other financial reports which are required to be delivered by Borrower pursuant to the related Mortgage Loan Documents. Servicer shall promptly advise each Note Holder of any material adverse change from prior statements and reports or any apparent violation of the provisions of the Mortgage Loan Documents shown by the information set forth in the statements and reports.

(e)    Each year beginning in the calendar year that immediately succeeds the year hereof, Special Servicer shall prepare and file the reports of foreclosures and abandonments of any property and the annual information returns with respect to Borrower’s debt service payments as required by Sections 6050J and 6050H, respectively, of the Internal Revenue Code and the rules and regulations promulgated thereunder, as amended.

(f)    During such reporting periods as the Mortgage Loan constitutes a Specially Serviced Loan, Special Servicer shall provide any and all reasonable cooperation to Servicer to enable Servicer to perform its obligations under this Section 4.1. In the event that Servicer does not comply with Section 4.1 of this Agreement as a direct result of the failure by Special Servicer so to cooperate (as determined by Servicer in its sole discretion provided Special Servicer is not also the Servicer), Servicer shall not be liable to the Note Holders hereunder for such non-compliance.

ARTICLE V

SERVICER’S COMPENSATION AND EXPENSES

Section 5.1    Servicer and Special Servicer Compensation.    (a) Servicer shall be entitled to the Servicing Fee. In addition, Servicer shall be entitled to Additional Servicing Compensation to the extent set forth herein.

(b)    Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement thereof except for its Servicing Expenses and as otherwise specifically provided for herein.

(c)    As compensation for its activities hereunder, Special Servicer shall be entitled to receive monthly the Special Servicing Fee during such times as the Mortgage Loan is a Specially Serviced Loan. The Special Servicing Fee shall accrue at the Special Servicing Fee Rate on the same principal amount as interest accrues from time to time during such calendar month (or portion thereof) and shall be calculated on the same interest accrual basis applicable to the Mortgage Loan. The Special Servicing Fee shall cease to accrue as of the date a Liquidation Event occurs in respect thereof or as of the date it becomes a Corrected Loan. Earned but unpaid Special Servicing Fees shall be payable monthly out of general collections on the Mortgage Loan pursuant to Section 3.3(b)(iv).

As further compensation for its activities hereunder, Special Servicer shall be entitled to receive the Workout Fee if a Specially Serviced Loan becomes a Corrected Loan. The Workout Fee shall be payable out of, and shall be calculated by application of the Workout Fee Rate to, each payment of interest (other than default interest), principal and yield maintenance or prepayment premium received from Borrower for so long as it remains a Corrected Loan. The Workout Fee will cease to be payable if a new Special Servicing Event occurs with respect thereto; provided that a new Workout Fee would become payable if and when the Mortgage Loan again became a Corrected Loan. If Special Servicer is terminated or resigns, it shall retain the right to receive any and all Workout Fees, including a Workout Fee which would otherwise be due but for Borrower’s failure to make three consecutive timely scheduled payments under the Mortgage Loan at the time of termination or resignation (and the successor to Special Servicer shall not be entitled to any portion of such Workout Fees), and such Workout Fees shall be paid to Special Servicer in accordance with Section 3.3(b) of this Agreement. The terminated Special Servicer shall immediately deliver the related Servicing File to Servicer, and Servicer shall (without further compensation) monitor whether or not all conditions precedent to the Mortgage Loan becoming a Corrected Loan are satisfied and, further, shall immediately transfer such Servicing File to the new Special Servicer if and when it becomes apparent to Servicer that such conditions precedent will not be satisfied. Notwithstanding anything in this Agreement contained to the contrary, Special Servicer shall not be entitled to a Workout Fee if the Workout Fee results from the purchase by the Note B Holder of Note A pursuant to Section 11 of the Amended and Restated Intercreditor Agreement, and such purchase occurs within ninety (90) days from the date that the purchase option provided to the Note B Holder under the Amended and Restated Intercreditor Agreement became exercisable.

As further compensation for its activities hereunder, Special Servicer shall also be entitled to receive a Liquidation Fee with respect to each Specially Serviced Loan as to which it receives any full, partial or discounted payoff from Borrower or any Liquidation Proceeds.

The Liquidation Fee shall be payable out of, and shall be calculated by application of the Liquidation Fee Rate to, any such full, partial or discounted payoff, and/or Liquidation Proceeds received or collected in respect thereof (other than any portion of such payment or proceeds that represents default interest, late payment charges or a Prepayment Premium). The Liquidation Fee will not be payable if the Mortgage Loan becomes a Corrected Loan. In addition to and notwithstanding anything in this Agreement contained to the contrary, Special Servicer shall not be entitled to a Liquidation Fee if the Liquidation Fee results from the purchase by Note B Holder of Note A pursuant to Section 11 of the Amended and Restated Intercreditor Agreement, and such purchase occurs within ninety (90) days from the date that the purchase option provided to the Note B Holder under the Amended and Restated Intercreditor Agreement became exercisable.

Special Servicer’s right to receive any Special Servicing Fee, Workout Fee and/or Liquidation Fee to which it is entitled may not be transferred in whole or in part except in connection with the transfer of all of Special Servicer’s responsibilities and obligations under this Agreement and except as otherwise expressly provided herein.

In addition, Special Servicer shall be entitled to receive Additional Special Servicing Compensation to the extent set forth herein.

(d)    Special Servicer shall be required to pay all expenses incurred by it in connection with its servicing activities hereunder and shall not be entitled to reimbursement thereof except for its Servicing Expenses and as otherwise specifically provided for herein.

Section 5.2    Servicing Expenses.    (a) Notwithstanding any other provision hereof, Servicer shall obtain the written approval of the Controlling Holder prior to incurring any Servicing Expense or Servicing Advance, except for any Servicing Expense or Servicing Advance which is incurred by Servicer (i) pursuant to Sections 3.2(b) or 3.5(a), or (ii) which is not over $25,000.00 per item; provided, however, that Servicer shall use Best Efforts to obtain the written approval of the Controlling Holder prior to incurring any Servicing Expense under clauses (i) and (ii) above.

(b)    Servicer may cause any Servicing Expenses to be paid directly from the Collection Account or, in the case of a transfer of the Mortgage Loan, related data and funds to a different servicer at the direction, consent or request of the related Note Holder, including relating to a securitization or sale of the Mortgage Loans, Servicer may deduct Servicing Expenses paid or to be paid by Servicer related to such transfer from the funds so remitted to such different servicer. Servicer may, but shall have no obligation to, advance its own funds for the payment of any Servicing Expenses incurred in accordance with this Agreement. Servicer may, at its option, make Servicing Advances from its own funds with respect to the payment of such expenses, in which event Servicer shall be reimbursed for such Servicing Advances from the Collection Account. In the event that there are insufficient funds in the Collection Account to permit the payment of Servicing Expenses or to permit Servicer to reimburse itself for such Servicing Advances, each Note Holder shall deposit the necessary funds in the related Collection Account or reimburse Servicer, as the case may be, for all incurred Servicing Expenses, with interest thereon at the Advance Rate (except that Servicer shall first apply late payment charges, default interest or fees received from Borrower toward payment of related Servicing Advance interest before seeking said reimbursement from the Note Holders), within ten (10) Business Days after each Note Holder’s receipt of an itemized invoice therefor. If Servicer has provided such an invoice to the Note Holder, and funds are subsequently deposited into the Collection Account from sources other than the Note Holders, Servicer may pay such Servicing Expenses or reimburse itself for such Servicing Advances from the Collection Account, in which event Servicer shall promptly (i) notify the Note Holders of such payment or reimbursement and (ii) amend or cancel, as the case may be, such invoice, but any such amendment shall not renew the ten (10) Business Day time period set forth in the immediately preceding sentence.

(c)    Neither Servicer nor Special Servicer shall be required to advance from its own funds any amounts on account of delinquent scheduled periodic payments of principal and/or interest under the Mortgage Loan. Notwithstanding anything to the contrary contained herein, Servicer or Special Servicer shall have no obligation to incur any Servicing Expense and/or Servicing Advances if Servicer or Special Servicer, as the case may be, determines, in the its reasonable opinion, that such Servicing Advances and/or Servicing Expenses are non-recoverable from Liquidation Proceeds, insurance proceeds, condemnation proceeds or other payments or proceeds with respect to the Mortgage Loan. In the event that Servicer or Special Servicer, as the case may be, determines that any such Servicing Advances are non-recoverable, Servicer or Special Servicer, as the case may be, shall promptly provide the Note Holders with a certificate signed by a Responsible Officer of Servicer or Special Servicer, as the case may be, evidencing such determination and stating the reasons therefor. Thereafter, if the Controlling Holder shall request Servicer or Special Servicer, as the case may be, to make such Servicing Advance notwithstanding Servicer’s or Special Servicer’s determination of non-recoverability, then Servicer or Special Servicer, as the case may be, shall make such Servicing Advance. Servicer or Special Servicer, as the case may be, shall promptly notify each Note Holder in writing of each Servicing Advance made by it hereunder, shall describe the Servicing Advance, and shall set forth the reasons for making the Servicing Advance.

(d)    Any Servicing Advance made pursuant to the terms of this Agreement shall accrue interest at the Advance Rate from the time the funds are advanced by Servicer or Special Servicer, as the case may be, until such time as Servicer is reimbursed for such

Servicing Advance. Such interest shall be paid to Servicer or Special Servicer, as the case may be, at the time the related Servicing Advance is reimbursed.

(e)    Servicer or Special Servicer, as the case may be, shall be entitled to reimbursement for Servicing Advances made pursuant to this Agreement, together with interest thereon at the Advance Rate, from amounts subsequently deposited into the Collection Accounts or Escrow Accounts which represents any recovery on or in respect of the Mortgage Loan, including, without limitation, late collections of Monthly Payments or Escrow Payments, liquidation proceeds, condemnation proceeds or insurance proceeds not required to be remitted to Borrower under the related Mortgage Loan Documents. To the extent the foregoing amounts are insufficient, Servicer or Special Servicer, as the case may be, may either (i) reimburse itself for Servicing Advances, together with interest thereon at the Advance Rate, from any amounts deposited in the Collection Account or (ii) bill the Note Holders monthly for such amounts, remitting a listing described in the last sentence of Section 5.2(c) herein, and the Note Holders shall promptly remit their pro rata share of such amounts to Servicer.

ARTICLE VI

SERVICER AND NOTE HOLDERS

Section 6.1    Servicer or Special Servicer Not to Assign; Merger or Consolidation of Servicer or Special Servicer.    Except as otherwise provided for herein, neither Servicer nor Special Servicer, as the case may be, may assign this Agreement or any of its rights, powers, duties or obligations hereunder without the written consent of the Controlling Holder. Servicer may not be merged or consolidated without the written consent of the Controlling Holder; provided, however, that Servicer or Special Servicer, as the case may be, may without the written consent of the Controlling Holder be merged or consolidated with, or transfer all or substantially all of its assets to (i) an Affiliate of Servicer or Special Servicer, as the case may be, which is a Qualified Affiliate immediately prior to such merger, consolidation or transfer, or (ii) in the event of a merger or consolidation, any other Person if Servicer or Special Servicer, as the case may be, is the surviving entity resulting from any such merger or consolidation. Any Person into which Servicer or Special Servicer, as the case may be, may be merged or consolidated or any Person resulting from any merger or consolidation to which Servicer or Special Servicer, as the case may be, shall be a party, or any Person succeeding to the business of Servicer or Special Servicer, as the case may be, shall be the successor of Servicer or Special Servicer, as the case may be, hereunder, and shall be deemed to have assumed all of the liabilities hereunder of Servicer or Special Servicer, as the case may be, without the execution or filing of any paper or any further action on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

Section 6.2    Liability and Indemnification of Servicer, Special Servicer and the Note Holders.    (a) Neither Servicer nor its Affiliates nor any of the directors, managers, members, officers, partners, employees or agents thereof shall be under any liability to the Note Holders or any third party for taking or refraining from taking any action, in good faith pursuant to or in connection with this Agreement, or for errors in judgment; provided, however, that this provision shall not protect Servicer or any such Person against any liability which would otherwise be imposed on Servicer or any such Person by reason of Servicer’s willful misfeasance, bad faith, negligence or breach in the performance of its duties hereunder. Servicer and its Affiliates and any director, manager, member, officer, partner, employee or agent thereof may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any appropriate Person respecting any matters arising hereunder. Servicer and its Affiliates and any director, manager, member, officer, partner, employee or agent thereof shall be indemnified and held harmless by the Note Holders against any loss, liability or expense incurred, including reasonable attorneys’ fees, in connection with any claim, legal action, investigation or proceeding relating to this Agreement, Servicer’s performance hereunder, or any specific action which a Note Holder authorized or requested (in writing) Servicer to perform pursuant to this Agreement where such Note Holder had the right to do so hereunder, as such are incurred, except for any loss, liability or expense incurred by reason of Servicer’s willful misfeasance, bad faith, negligence, breach in the performance of its duties hereunder or breach of Servicer’s representations and warranties set forth in Section 7.1. Notwithstanding the exception set forth in the preceding sentence, in the event that Servicer sustains any loss, liability or expense by reason of such exception and which results from any overcharges to Borrower under the Mortgage Loan to the extent that such overcharges were collected by Servicer and remitted to the Note Holders, the Note Holders shall promptly remit such overcharge to Borrower after Note Holders’ receipt of written notice from Servicer regarding such overcharge.

Servicer hereby agrees to indemnify and hold harmless the Note Holders, Special Servicer and its respective Affiliates and any director, officer, employee or agent thereof from and against any loss, liability or expense incurred, including reasonable attorneys’ fees, by reason of (i) Servicer’s willful misfeasance, bad faith, negligence or breach in the performance of its duties hereunder or (ii) a breach of Servicer’s representations and warranties or covenants set forth in Section 7.1.

Servicer agrees to indemnify and hold the Note Holders, Special Servicer and their respective Affiliates and any director, officer, employee or agent thereof harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out-of-pocket costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of Servicer’s loss, if such loss was due to the negligence, malfeasance or willful misconduct of Servicer, of any Custodial File, Mortgage Loan Document or any other document related to the Mortgage Loan that was in its possession. The foregoing indemnification shall survive any termination or assignment of this Agreement.

The provisions of this Section shall survive any termination of this Agreement or of the rights and obligations of Servicer hereunder.

(b)    Neither Special Servicer nor its Affiliates nor any of the directors, managers, members, officers, partners, employees or agents thereof shall be under any liability to the Note Holders, Servicer or any third party for taking or refraining from taking any action, in good faith pursuant to or in connection with this Agreement, or for errors in judgment; provided, however, that this provision shall not protect Special Servicer or any such Person against any liability which would otherwise be imposed on Special Servicer or any such Person by reason of Special Servicer’s willful misfeasance, bad faith, negligence or breach in the performance of its duties hereunder. Special Servicer and its Affiliates and any director, manager, member, officer, partner, employee or agent thereof may rely in good faith on any document of any kind which, prima facie, is properly executed and submitted by any appropriate Person respecting any matters arising hereunder. Special Servicer and its Affiliates and any director, manager, member, officer, partner, employee or agent thereof shall be indemnified and held harmless by the Note Holders against any loss, liability or expense incurred, including reasonable attorneys’ fees, in connection with any claim, legal action, investigation or proceeding relating to this Agreement, Special Servicer’s performance hereunder, or any specific action which a Note Holder authorized or requested (in writing) Special Servicer to perform pursuant to this Agreement where such Note Holder had the right to do so hereunder, as such are incurred, except for any loss, liability or expense incurred by reason of Special Servicer’s willful misfeasance, bad faith, negligence, breach in the performance of its duties hereunder or breach of Special Servicer’s representations and warranties set forth in Section 7.1.

Special Servicer hereby agrees to indemnify and hold harmless the Note Holders, Servicer and their respective Affiliates and any director, officer, employee or agent thereof from and against any loss, liability or expense incurred, including reasonable attorneys’ fees, by reason of (i) Special Servicer’s willful misfeasance, bad faith, negligence or breach in the performance of its duties hereunder or (ii) a breach of Special Servicer’s representations and warranties or covenants set forth in Section 7.1.

Special Servicer agrees to indemnify and hold the Note Holders, Servicer and their respective Affiliates and any director, officer, employee or agent thereof harmless from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, out-of-pocket costs, expenses or disbursements of any kind or nature whatsoever, including reasonable attorneys’ fees, that may be imposed on, incurred by, or asserted against it or them in any way relating to or arising out of Special Servicer’s loss, if such loss was due to the negligence, malfeasance or willful misconduct of Special Servicer, of any custodial file, Mortgage Loan Document or any other document related to the Mortgage Loan that was in its possession. The foregoing indemnification shall survive any termination or assignment of this Agreement.

The provisions of this Section shall survive any termination of this Agreement or of the rights and obligations of Special Servicer hereunder.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES; COVENANTS; DEFAULT

Section 7.1    Representations and Warranties.    (a) Servicer hereby makes the following representations and warranties to the Note Holders:

(i)    Due Organization, Qualification and Authority.    Servicer is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America and is in compliance with the laws of each jurisdiction in which such compliance, licensing or qualification is necessary to ensure the enforceability of the Mortgage Loan and to perform its duties and obligations under this Agreement in accordance with the terms of this Agreement; Servicer has the full power, authority and legal right to execute and deliver this Agreement and to perform in accordance herewith; the performance of Servicer herein is within its ordinary course of business; Servicer has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement; this Agreement constitutes the valid, legal, binding and enforceable obligation of Servicer, except as enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(ii)    No Conflicts.    Neither the execution and delivery of this Agreement, nor the fulfillment of or compliance with the terms and conditions of this Agreement by Servicer, will (i) conflict with or result in a breach of any of the terms, conditions or provisions of Servicer’s formation documents, as amended and restated, or any agreement or instrument to which Servicer is now a party or by which it (or any of its properties) is bound, or constitute a default or result in an acceleration under any of the foregoing; (ii) conflict with or result in a breach of any legal restriction if compliance therewith is necessary (a) to ensure the enforceability of the Mortgage Loan, or (b) for Servicer to perform its obligations under this Agreement in accordance with the terms hereof; (iii) result in the violation of any law, rule, regulation, order, judgment or decree to which Servicer or its property is subject if compliance therewith is necessary (a) to ensure the enforceability of the Mortgage Loan, or (b) for Servicer to perform its obligations under this Agreement in accordance with the terms hereof; or (iv) result in the creation or imposition of any lien, charge or encumbrance that would have a material adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or materially impair the ability of a Note Holder to realize on the Mortgage Loan.

(iii)    No Litigation Pending.    There is no action, suit, or proceeding pending or to Servicer’s knowledge threatened against Servicer which, either in any one instance or in the aggregate, would draw into question the validity of this Agreement or the Mortgage Loan, or would be likely to materially impair the ability of Servicer to perform its duties and obligations under the terms of this Agreement or the financial condition of Servicer.

(iv)    No Consent Required.    No consent, approval, authorization or order of, or registration or filing with, or notice to, or license from, any court or governmental agency or body having jurisdiction or regulatory authority over Servicer is required for (i) Servicer’s execution and delivery of this Agreement, or (ii) the consummation of the transactions contemplated by this Agreement, or, to the extent required, such consent, approval, authorization, order, registration, filing, notice or license has been obtained, made or given (as applicable).

(b)    Special Servicer hereby makes the following representations and warranties to the Note Holders and Servicer:

(i)    Due Organization, Qualification and Authority.    Special Servicer is a national banking association duly organized, validly existing and in good standing under the laws of the United States of America and is in compliance with the laws of each jurisdiction in which such compliance, licensing or qualification is necessary to ensure the enforceability of the Mortgage Loan and to perform its duties and obligations under this Agreement in accordance with the terms of this Agreement; Special Servicer has the full power, authority and legal right to execute and deliver this Agreement and to perform in accordance herewith; the performance of Special Servicer herein is within its ordinary course of business; Special Servicer has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement; this Agreement constitutes the valid, legal, binding and enforceable obligation of Special Servicer, except as enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(ii)    No Conflicts.    Neither the execution and delivery of this Agreement, nor the fulfillment of or compliance with the terms and conditions of this Agreement by Special Servicer, will (i) conflict with or result in a breach of any of the terms, conditions or provisions of Special Servicer’s formation documents, as amended and restated, or any agreement or instrument to which Special Servicer is now a party or by which it (or any of its properties) is bound, or constitute a default or result in an acceleration under any or the foregoing; (ii) conflict with or result in a breach of any legal restriction if compliance therewith is necessary (a) to ensure the enforceability of the Mortgage Loan, or (b) for Special Servicer to perform its obligations under this Agreement in accordance with the terms hereof; (iii) result in the violation of any law, rule, regulation, order, judgment or decree to which Special Servicer or its property is subject if compliance therewith is necessary (a) to ensure the enforceability of the Mortgage Loan, or (b) for Special Servicer to perform its obligations under this Agreement in accordance with the terms hereof; or (iv) result in the creation or imposition of any lien, charge or encumbrance that would have a material adverse effect upon any of its properties pursuant to the terms of any mortgage, contract, deed of trust or other instrument, or materially impair the ability of a Note Holder to realize on the Mortgage Loan.

(iii)    No Litigation Pending.    There is no action, suit or proceeding pending or to Special Servicer’s knowledge threatened against Special Servicer which, either in any one instance or in the aggregate, would draw into question the validity of this Agreement or the Mortgage Loan, or would be likely to materially impair the ability of Special Servicer to perform its duties and obligations under the terms of this Agreement or the financial condition of Special Servicer.

(iv)    No Consent Required.    No consent, approval, authorization or order of, or registration or filing with, or notice to, or license from, any court or governmental agency or body having jurisdiction or regulatory authority over Special Servicer is required for

(i) Special Servicer’s execution and delivery of this Agreement, or (ii) the consummation of the transactions contemplated by this Agreement, or to the extent required, such consent, approval, authorization, order, registration, filing, notice or license has been obtained, made or given (as applicable).

(c)    Each Note Holder hereby makes the following representations and warranties, with respect to itself only, to Servicer and Special Servicer:

(i)    Due Authority.    Such Note Holder has the full power, authority and legal right to execute and deliver this Agreement and to perform in accordance herewith; such Note Holder has duly authorized the execution, delivery and performance of this Agreement and has duly executed and delivered this Agreement; such Note Holder is the owner and the holder of its respective Note; this Agreement constitutes the valid, legal, binding and enforceable obligation of such Note Holder, except as enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws relating to or affecting the rights of creditors generally and by general principles of equity (regardless of whether such enforcement is considered in a proceeding in equity or at law).

(ii)    No Conflicts.    None of the execution and delivery of this Agreement, the Amended and Restated Intercreditor Agreement, the consummation of the transactions contemplated hereby or thereby, respectively, or the fulfillment of or compliance with the terms and conditions of this Agreement or the Amended and Restated Intercreditor Agreement, will conflict with or result in a breach of any of the terms, conditions, or provisions of such Note Holder’s formation documents, as amended and restated, or any agreement or instrument to which such Note Holder is now a party or by which it is bound, or constitute a default or result in an acceleration under any of the foregoing, or result in the violation of any law, rule, regulation, order, judgment, or decree to which such Note Holder is subject.

(iii)    No Litigation Pending.    There is no action, suit, or proceeding pending or to such Note Holder’s knowledge threatened against such Note Holder which, either in any one instance or in the aggregate, would draw into question the validity of this Agreement or the Mortgage Loan, or would be likely to materially impair the ability of such Note Holder to perform its duties and obligations under the terms of this Agreement.

(iv)    No Consent Required.    No consent, approval, authorization or order of, or registration or filing with, or notice to, any court or governmental agency or body having jurisdiction or regulatory authority over such Note Holder is required for (i) such Note Holder’s execution and delivery of this Agreement, or (ii) the consummation of the transactions contemplated by this Agreement, or, to the extent required, such consent, approval, authorization, order, registration, filing or notice has been obtained, made or given (as applicable).

Section 7.2    Events of Default.    “Event of Default,” wherever used herein, means any one of the following events:

(a)    any failure by Servicer or Special Servicer, as the case may be, to remit to a Note Holder any payment required to be so remitted by Servicer or Special Servicer, as the case may be, under the terms of this Agreement when and as due which continues unremedied by Servicer for a period of one (1) Business Day after the date such remittance is due; provided, however, if the failure of Servicer or Special Servicer, as the case may be, to remit any such payment resulted from the failure of such Note Holder to provide Servicer or Special Servicer, as applicable with accurate and/or timely wiring instructions, then such failure of Servicer or Special Servicer, as applicable to remit such payment shall not constitute an Event of Default hereunder provided that, upon receipt of accurate wiring instructions in writing from the applicable Note Holder, Servicer or Special Servicer, as applicable, immediately remits such payment to the applicable Note Holder;

(b)    any failure on the part of Servicer or Special Servicer, as the case may be, duly to observe or perform in any respect any other of the covenants or agreements on its part contained in this Agreement, or any representation or warranty set forth by Servicer or Special Servicer, as the case may be, in Section 7.1 shall be untrue or incorrect in any material respect, which in either case continues unremedied for a period of thirty (30) days after the date on which written notice of such failure, requiring the same to be remedied, shall have been given to Servicer or Special Servicer, as the case may be, by the Controlling Holder (or such extended period of time reasonably approved by Controlling Holder provided that Servicer or Special Servicer, as the case may be, is diligently proceeding in good faith to cure such failure or breach);

(c)    a decree or order of a court or agency or supervisory authority having jurisdiction in respect of Servicer or Special Servicer, as the case may be, for the commencement of an involuntary case under any present or future federal or state bankruptcy, insolvency or similar federal, state or foreign jurisdiction law, for the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings, or for the winding-up or liquidation of its affairs shall have been entered against Servicer, and such decree or order shall remain in force undischarged or unstayed for a period of sixty (60) days;

(d)    Servicer or Special Servicer, as the case may be, shall consent to the appointment of a conservator or receiver or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to Servicer or Special Servicer, as the case may be, or of or relating to all or substantially all of its property;

(e)    Servicer or Special Servicer, as the case may be, shall admit in writing its inability to pay its debts generally as they become due, file a petition to take advantage of any applicable federal or state bankruptcy, insolvency or similar federal, state or foreign jurisdiction law, make an assignment for the benefit of its creditors or voluntarily suspend payment of its obligations; or

(f)    it becomes unlawful under the laws of any applicable jurisdiction for Servicer to comply with its obligations under this Agreement.

Upon the occurrence of an Event of Default, and for so long as an Event of Default shall not have been remedied, the Controlling Holder may, by notice in writing to Servicer, in addition to whatever rights the Note Holders may have at law or in equity, including injunctive relief and specific performance, terminate all of the rights and obligations of Servicer or Special Servicer, as the case may be, under this Agreement, without Note Holders incurring any penalty or fee of any kind whatsoever in connection therewith; provided, however, that such termination shall be without prejudice to any rights of Servicer or Special Servicer, as the case may be, relating to the payment of any and all compensation to either Servicer or Special Servicer, as the case may be, then due and payable hereunder and the reimbursement of any Servicing Expenses or Servicing Advances which have been made, together with interest thereon, under the terms of this Agreement through and including the date of such termination. Except as otherwise expressly provided in this Agreement, no remedy provided for by this Agreement shall be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to any other remedy, and no delay or omission to exercise any right or remedy shall impair any such right or remedy or shall be deemed to be a waiver of any Event of Default. On or after the receipt by Servicer or Special Servicer, as the case may be, of such written notice of termination from the Controlling Holder, all authority and power of Servicer or Special Servicer, as the case may be, under this Agreement shall terminate, and Servicer or Special Servicer, as the case may be, agrees to cooperate with the Controlling Holder in effecting the termination of Servicer’s responsibilities and rights hereunder, including, without limitation, the transfer of the Servicing Files and the funds held in the Accounts as set forth in Section 8.1. All reasonable costs and expenses of the Note Holders or a successor servicer or special servicer, as the case may be, incurred in connection with transferring the Loan Servicing to a successor servicer or special servicer pursuant to this Section 7.2 shall be paid by Servicer or Special Servicer, as the case may be, upon presentation of reasonable documentation of such costs and expenses.

The Note A Holder may waive any default by Servicer in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

The Note B Holder may waive any default by Special Servicer in the performance of its obligations hereunder and its consequences. Upon any such waiver of a past default, such default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been remedied for every purpose of this Agreement. No such waiver shall extend to any subsequent or other default or impair any right consequent thereon except to the extent expressly so waived.

ARTICLE VIII

TERMINATION; TRANSFER OF MORTGAGE LOAN

Section 8.1    Resignation of Servicer.    (a) Servicer may resign upon ninety (90) days written notice to the Note Holders and the Note Holders may terminate Servicer at anytime upon mutual consent by the Note Holders to take such action.

(b)    Upon resignation by Servicer or termination of Servicer by mutual consent of the Note Holders, Servicer shall (i) remit all funds in the related Accounts to the Note Holders or such other Person designated by the Note A Holder, net of any accrued Servicing Fees, Additional Servicing Compensation, Servicing Expenses and Servicing Advances through the termination date to which Servicer would be entitled to payment or reimbursement hereunder; (ii) deliver at Servicer’s expense all related Servicing Files to the Note A Holder or to Persons designated by the Note A Holder; and (iii) fully cooperate with the Note Holders and any new servicer to effectuate an orderly transition of Loan Servicing; provided, however, Servicer shall not be required to furnish the Note Holders or the new servicer with proprietary templates, analyses, servicing methods, models and the like (including those in electronic form). Upon such termination, any Servicing Fees, Additional Servicing Compensation, Servicing Expenses and Servicing Advances (with interest thereon at the Advance Rate to the extent set forth in this Agreement) which remain unpaid or unreimbursed after Servicer has netted out such amounts pursuant to the preceding sentence shall be remitted by the Note Holders to Servicer with ten (10) Business Days after the Note Holders’ receipt of an itemized invoice therefor.

Section 8.2    Transfer of Mortgage Loan.    (a) Servicer and Special Servicer acknowledge that the Mortgage Loan may be sold, transferred, assigned or otherwise conveyed in whole or in part by the Note Holders in accordance with the Amended and Restated Intercreditor Agreement to any third party without the consent or approval of Servicer or Special Servicer, as the case may be.

(b)    Until Servicer or Special Servicer, as the case may be, receives written notice from a Note Holder of the sale, transfer, assignment or conveyance of the Mortgage Loan, the related Note Holder shall be presumed to be the holder of such Note and holder of the Mortgage Loan, Servicer and Special Servicer shall continue to earn the compensation set forth herein and Servicer shall continue to remit payments and other collections in respect of the Mortgage Loan to the Note Holders pursuant to the terms and provisions hereof.

(c)    Upon a Note A Disposition and/or Note B Disposition, as the case may be, the related Note Holder shall ensure that any pooling and servicing agreement or other servicing agreement to be executed in connection with such Note A Disposition and/or Note B Disposition, as applicable, (i) shall (A) name Servicer as “master servicer” or “primary servicer” of the Mortgage Loan and (B) appoint Special Servicer as “special servicer” of the Mortgage Loan and (ii) shall contain terms and conditions that Servicer or Special Servicer, as the case may be, deems to be no less favorable to the terms and conditions contained in this Agreement applicable to Servicer or Special Servicer, as the case may be.

ARTICLE IX

MISCELLANEOUS PROVISIONS

Section 9.1    Amendment; Waiver.    This Agreement and the Amended and Restated Intercreditor Agreement contain the entire agreement between the parties relating to the subject matter hereof, and no term or provision hereof may be amended or waived unless such amendment or waiver is in writing and signed by the party against whom such amendment or waiver is sought to be enforced.

Section 9.2    Governing Law and Jurisdiction.    (a) This Agreement shall be construed in accordance with the laws of the State of New York, and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with such laws, without giving effect to principles of conflicts of laws.

(b)    Any legal action or proceeding with respect to this Agreement may be brought in the courts of the State of New York or of the United States for the Southern District of New York, and any appeals court with respect thereto, and by execution and delivery of this Agreement, each of Servicer, Special Servicer and each Note Holder consents, for itself and its respective agents, to the nonexclusive jurisdiction of those courts. Each of Servicer, Special Servicer and each Note Holder and its respective agents irrevocably waives any right to trial by jury and any objection, including any objection to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any action or proceeding in such jurisdiction in respect of this Agreement. Servicer, Special Servicer and each Note Holder and its agents waive personal service of any summons, complaint or other process, which may be made by certified or registered mail, postage prepaid, return receipt requested to the party’s addresses listed in Section 9.3.

Section 9.3    Notices.    All demands, notices and communications hereunder shall be in writing and shall be deemed to have been given when delivered if personally delivered, mailed by certified or registered mail, postage prepaid, return receipt requested, or sent by overnight courier or telecopy to the address of the intended recipient as follows:

(i) if to Note A Holder, at:

KBS Debt Holdings II X, LLC
620 Newport Center Drive, Suite 1300 Newport Beach, California 92660 Attention: Brian Ragsdale and Jeff Rader
Facsimile No.: 949-417-6518

with a copy to:	KBS Capital Advisors LLC 620 Newport Center Drive, Suite 1300 Newport Beach, California 92660
Attention: James Chiboucas, Esq. Facsimile No.: 949-417-6523

and

Morgan, Lewis & Bockius LLP 5 Park Plaza, Suite 1750
Irvine, California 92614 Attention: L. Bruce Fischer and Scott A. Morehouse, Esq. Facsimile No.: 949-399-7001

and

(iii) if to Note B Holder, at

CBRE Realty Finance CDO 2007-1, Ltd.
185 Asylum Street City Place I Hartford, Connecticut 06103
Attention: Asset Management Facsimile No.: (860) 275-6225

with a copy to:	CBRE Realty Finance CDO 2007-1, Ltd. 185 Asylum Street City Place I
Hartford, Connecticut 06103 Attention: General Counsel Facsimile No.: (860) 275-6225

(iv) if to Servicer and Special Servicer, at:

Bank of America, N.A.
Capital Markets Servicing Group 900 West Trade Street, Suite 650 Charlotte, North Carolina 28255
Attention: Janice M. Smith Facsimile No.: (704) 317-0781

with a copy to:	Bank of America Legal Department GCIB/CMBS NC1-007-20-01
100 North Tryon Street Charlotte, North Carolina 28255-0001 Attention: Paul Kurzeja, Esq.
Facsimile No.: (980) 387-0922

and

Bank of America, N.A.
Capital Markets Servicing Group 900 West Trade Street, Suite 650 NC1-026-06-01 Charlotte, North Carolina 28255-0001 Attention: Sean Reilly Facsimile No.: (704) 227-4863

and

Bank of America, N.A. Capital Markets Servicing Group 900 West Trade Street, Suite 650 NC1-026-06-01 Charlotte, North Carolina 28255-0001 Attention: Michael Lumadue Facsimile No.: (704) 317-0781

and

Bank of America, N.A. Capital Markets Servicing Group 900 West Trade Street, Suite 650 NC1-026-06-01 Charlotte, North Carolina 28255-0001 Attention: Joe Davis Facsimile No.: (704) 317-0771

or such other address as may hereafter be furnished to the other party by like notice.

To the extent that any demand, notice or communication hereunder is given to Servicer or Special Servicer, as the case may be, by a Responsible Officer of a Note Holder, such Responsible Officer shall be deemed to have the requisite power and authority to bind such Note Holder with respect to such communication, and Servicer or Special Servicer, as the case may be, may conclusively rely upon and shall be protected in acting or refraining from acting upon any such communication. To the extent that any demand, notice or communication hereunder is given to a Note Holder by a Responsible Officer of Servicer or Special Servicer, as the case may be,, such Responsible Officer shall be deemed to have the requisite power and authority to bind Servicer or Special Servicer, as the case may be, with respect to such communication, and such Note Holder may conclusively rely upon and shall be protected in acting or refraining from acting upon any such communication.

In addition, any notice requirement of Servicer or Special Servicer, as the case may be, hereunder shall be satisfied when Servicer or Special Servicer, as the case may be, sends an e-mail notification to each Note Holder that a notice, report or any other form of information is posted on Servicer’s or Special Servicer’s, as the case may be, website; provided that such party has been given written instructions in advance and access to retrieve such notice prior to the sending of such e-mail notification by Servicer; provided, further, that if a Note Holder requests that Servicer or Special Servicer, as the case may be, continue to provide notices in the manner set forth in the first paragraph of this Section 9.3, then Servicer or Special Servicer, as the case may be, shall provide such notices to such Note Holder in such manner and email notification shall not be considered adequate notice for purposes of this Section 9.3 with respect to such Note Holder.

Section 9.4    Severability of Provisions.    If one or more of the provisions of this Agreement shall be for any reason whatsoever held invalid or unenforceable, such provisions shall be deemed severable from the remaining covenants, agreements and provisions of this Agreement and such invalidity or unenforceability shall in no way affect the validity or enforceability of such remaining provisions or the rights of any parties thereunder. To the extent permitted by law, the parties hereto hereby waive any provision of law that renders any provision of this Agreement invalid or unenforceable in any respect.

Section 9.5    Binding Effect; No Partnership; Counterparts.    The provisions of this Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto. Nothing herein contained shall be deemed or construed to create a partnership or joint venture between the parties hereto and the services of Servicer or Special Servicer, as the case may be, shall be rendered as an independent contractor for the Note Holders. For the purpose of facilitating the execution of this Agreement as herein provided and for other purposes, this Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed to be an original, and such counterparts shall constitute but one and the same instrument.

Section 9.6    Protection of Confidential Information.    Servicer, or Special Servicer, as the case may be, the related party’s affiliates, employees and agents shall keep confidential and shall not divulge to any party, without the Note Holders’ prior written consent, any information pertaining to the Mortgage Loan or Borrower except to the extent that (a) it is appropriate for Servicer or Special Servicer, as the case may be, to do so (i) in working with its legal counsel, auditors, taxing authorities or other governmental agencies, or (ii) when required by any law, regulation, ordinance, court order or subpoena or (b) when Servicer or Special Servicer, as the case may be, is disseminating general statistical information relating to the mortgage loans being serviced by Servicer or Special Servicer, as the case may be, (including the Mortgage Loan) so long as Servicer or Special Servicer, as the case may be, does not identify a Note Holder or Borrower.

Section 9.7    General Interpretive Principles.    For purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires:

(a)    the terms defined in this Agreement have the meanings assigned to them in this Agreement and include the plural as well as the singular, and the use of any gender herein shall be deemed to include the other gender;

(b)    accounting terms not otherwise defined herein have the meanings assigned to them in accordance with generally accepted accounting principles;

(c)    references herein to an “Article,” “Section,” or other subdivision without reference to a document are to the designated Article, Section or other applicable subdivision of this Agreement;

(d)    reference to a Section, subsection, paragraph or other subdivision without further reference to a specific Section is a reference to such Section, subsection, paragraph or other subdivision, as the case may be, as contained in the same Section in which the reference appears;

(e)    the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular provision;

(f)    the term “include” or “including” shall mean without limitation by reason of enumeration; and

(g)    the Article, Section and subsection headings herein are for convenience of reference only, and shall not limit or otherwise affect the meaning of the provisions contained therein.

Section 9.8    Further Agreements.    Servicer, Special Servicer and the Note Holders agree to execute and deliver to the other such additional documents, instruments or agreements as may be reasonably requested by the other and as may be necessary or appropriate to effectuate the purposes of this Agreement. Servicer and Special Servicer agree to enter into such modifications of this Agreement as the Note Holders may reasonably request from time to time. Servicer and Special Servicer acknowledge and agree that any such request shall be reasonable if compliance therewith shall not (i) materially increase the duties or responsibilities of Servicer or Special Servicer, as the case may be, hereunder or the costs and expenses to be incurred by Servicer or Special Servicer, as the case may be, in the discharge of the related party’s duties hereunder (except to the extent the Note Holders agree to reimburse Servicer or Special Servicer, as the case may be, for such additional costs and expenses) or (ii) decrease the compensation payable to Servicer or Special Servicer, as the case may be, hereunder.

Section 9.9    Capacity of Servicer.    All actions taken by Servicer or Special Servicer, as the case may be, with respect to the Mortgage Loan, the property and Borrower hereunder shall be taken solely in the name of and on behalf of the Note Holders.

Section 9.10    Control.    Notwithstanding any provision of this Agreement to the contrary, upon the occurrence of an Event of Default pursuant to Section 7.2 of this Agreement, the Note Holders shall have sole control over any and all rights and remedies with respect to any decisions, approvals or determinations made under this Agreement including, without limitation, the Accounts and items credited thereto, and Servicer or Special Servicer, as the case may be, shall, upon written notice thereof from the Note A Holder, take directions from and make withdrawals from the Accounts only in accordance with a notification from the Note A Holder as to the transfer, redemption or any action with respect to any funds, Permitted Investments or any other “financial assets” (as defined in the Uniform Commercial Code) credited to the Accounts, or as to any decision, approval, consent or determination required from the Note Holders under this Agreement, without further consent by any other Person. It is understood and agreed that, subject to Section 7.2 hereof, nothing set forth in this Section 9.10 shall be deemed or construed to prohibit Servicer or Special Servicer, as the case may be, from being paid the compensation due to the related party hereunder or from being reimbursed for Servicing Expenses or Servicing Advances made by the related party under the terms of this Agreement.

Section 9.11    Integration.    This Agreement and the Schedules and Exhibits hereto (which are an integral part of this Agreement) constitute the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements, understandings or representations pertaining to the subject matter hereof, whether oral or written.

Section 9.12    No Right of Set-Off.    Servicer shall waive all rights of action and/or rights of set-off against any of the Note Holders relating to any amounts owed to Servicer, except to the extent specifically provided for herein.

Section 9.13    Inspection and Audit Rights.    Each of Special Servicer and Servicer agree that, on reasonable prior notice, it will permit any agent or representative of a Note Holder, during the related party’s normal business hours, to examine all the books of account, records, reports and other papers in the related party’s possession or under its control relating to the Mortgage Loan, to make copies and extracts therefrom, to cause such books to be audited by accountants selected by a Note Holder, and to discuss matters relating to the Mortgage Loan with the related party’s officers, employees and accountants (and by this provision the related party hereby authorizes such accountants to discuss with such agents or representatives such matters), all at such reasonable times and as often as may be reasonably requested. Any reasonable out of pocket costs and expenses incurred by Servicer or Special Servicer, as the case may be, which are directly related to the exercise by a Note Holder of any right under this Section shall be borne by such Note Holder.

[Signatures begin on following page]

IN WITNESS WHEREOF, the Note Holders, Servicer and Special Servicer have caused this Agreement to be duly executed by their respective officers thereunto duly authorized as of the date first above written.

NOTE A HOLDER:

KBS DEBT HOLDINGS II X, LLC, a Delaware limited liability company, as Note A Holder

By:	KBS Limited Partnership II, a Delaware limited partnership, its sole manager

	By:	KBS Real Estate Investment Trust II, Inc., a Maryland corporation, its sole general partner

		By:	/s/ Charles J. Schreiber, Jr.
Charles J. Schreiber, Jr.
Chief Executive Officer

NOTE B HOLDER:

CBRE REALTY FINANCE CDO 2007-1, LTD., as Note B Holder

By:	CBRE Realty Finance Management, LLC, its Collateral Manager

By:	/s/ Susan M. Orr
Name: Susan M. Orr
Title: Managing Director

SERVICER:

BANK OF AMERICA, NATIONAL ASSOCIATION, as Servicer

By:	/s/ Steven Wasser
Name: Steven Wasser
Title: Managing Director

SPECIAL SERVICER:

BANK OF AMERICA, NATIONAL ASSOCIATION, as Special Servicer

By:	/s/ Steven Wasser
Name: Steven Wasser
Title: Managing Director

SCHEDULE I

A.	Description of Mortgage Loan

Borrower:	4370 La Jolla Village LLC, a Delaware limited liability company

Date of Mortgage Loan:	March 30, 2007

Initial Aggregate Principal Amount of Mortgage Loan:	$104,800,000

Aggregate Principal Balance of Mortgage Loan (as of the date hereof):	$104,800,000

Location of Mortgage Property	County of San Diego, California

Maturity Date:	October 1, 2017

B. Description of Notes

Initial Note Principal Balance:	$94,500,000

Initial Note Principal Balance:	$10,300,000

Initial Note A Percentage Interest (rounded to five decimals):	90.17176%

Initial Note B Percentage Interest (rounded to five decimals):	9.82824%

Note A Interest Rate:	5.602510052910050%

Note B Interest Rate:	7.50%

Sch. I-1

EXHIBIT A

(Form of Remittance Report)

Remittance Report

Serviced By: Bank of America

Reporting Month:        mmm-yy

			Index Rate	0.0000%

Servicer Loan #	Due Date	Interest Accrual Method	Number of Days in Interest Accrual Period	Margin	Interest Rate	Service Fee Rate	Beginning Principal Balance	Monthly P&I Payment	Principal Payment	Interest Payment	Service Fee	Prepayment Penalty	Partial Prepayment	Full Prepayment	Net Remittance	Ending Principal Balance	Prepayment Date

Total

Exh. A-1

EXHIBIT B

(Wiring Instructions)

Exh. B-1